Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

RAPID7, INC.,

RAPID7 LLC,

LINDA MERGER SUB, INC.,

REVELOPS, INC.,

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC AS SECURITYHOLDERS’ AGENT

OCTOBER 9, 2015

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(continued)

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(continued)

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(continued)

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EXHIBITS

Exhibit A	-	Definitions
Exhibit B-1	-	Form of Investment Representation Letter
Exhibit B-2	-	Form of Market Stand-Off Agreement
Exhibit B-3	-	Form of IRA Joinder
Exhibit C	-	Form of Joinder Agreement
Exhibit D-1	-	Certificate of Merger
Exhibit D-2	-	Second Certificate of Merger
Exhibit E-1	-	Form of Letter of Transmittal
Exhibit E-2	-	Form of Option Assumption Agreement
Exhibit F	-	Trial Run Spreadsheet
Exhibit G	-	Form of Escrow Agreement
Exhibit H	-	Form of Payments Agreement
Exhibit I	-	Form of FIRPTA Notice and Notification Letter
Exhibit J	-	Form of Non-Solicitation and Non-Competition Agreement
Exhibit K	-	Form of UCD Report

SCHEDULES

Schedule I	Accredited Investors
Schedule II	Identified Employees
Schedule III	Non-Signatory Stockholders
Schedule 1.4(a)(iii)	IRA Joinder Recipients
Schedule 1.4(b)(iv)	Company Lenders
Schedule 1.4(b)(v)	Release of Liens
Schedule 1.4(b)(ix)	Non-Solicitation Agreement Recipients
Schedule 1.4(b)(x)	Non-Solicitation and Non-Competition Agreement Recipients
Schedule 1.4(b)(xi)	Engineering Employees
Schedule 1.4(b)(xix)	Confirmatory Assignment Agreements
Schedule 1.4(b)(xxii)(a)	Contracts Requiring Consent
Schedule 1.4(b)(xxii)(b)	Contracts Requiring Termination
Schedule 1.4(b)(xxii)(c)	Contracts Requiring Amendment
Schedule 1.4(b)(xxiii)	Option Acceleration Amendments
Schedule 1.4(b)(xxiv)	Restricted Shares
Schedule 8.1	Special Indemnities

COMPANY DISCLOSURE LETTER

Schedule 2.1	Organization; Standing and Subsidiaries
Schedule 2.2	Capital Structure
Schedule 2.3	Authority; Noncontravention
Schedule 2.4	Financial Statements
Schedule 2.5	Absence of Certain Changes
Schedule 2.6	Litigation
Schedule 2.9	Title to, Condition and Sufficiency of Assets
Schedule 2.10	Intellectual Property
Schedule 2.12	Taxes
Schedule 2.13	Employee Benefit Plans
Schedule 2.14	Interested Party Transactions
Schedule 2.15	Insurance
Schedule 2.17	Material Contracts
Schedule 2.19	Customers and Suppliers
Schedule 2.21	Transaction Fees
Schedule 5.9(b)	Employees and Contracts

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of October 9, 2015 (the “Agreement Date”), by and among Rapid7, Inc., a Delaware corporation (“Parent”), Rapid7 LLC, a Delaware limited liability company (“Acquiror”) and wholly owned subsidiary of Parent, Linda Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub” and together with Parent and Acquiror, the “Parent Parties”), RevelOps, Inc., a Delaware corporation (“Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Company Securityholders (the “Securityholders’ Agent”).

RECITALS

A. The board of directors or managers, as applicable, of each of Company, Merger Sub and Acquiror have determined that it would be advisable and in the best interests of each entity and its respective stockholders (and, with respect to Acquiror, its member) that Acquiror acquire Company through the statutory merger of Merger Sub with and into Company, pursuant to which Company would become a wholly owned subsidiary of Acquiror (the “First Merger”), and as part of the same overall transaction, the surviving entity of the First Merger would merge with and into Acquiror (the “Second Merger,” and together with the First Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Mergers, this Agreement and the other transactions contemplated by this Agreement.

B. Pursuant to the First Merger, among other things, and subject to the terms and conditions of this Agreement, at the Effective Time (i) all of the issued and outstanding shares of Company Capital Stock shall be converted into the right to receive the consideration for Company Capital Stock set forth herein, (ii) all of the Company Vested Options that are Assumed Options shall be assumed by Parent as set forth herein, (iii) all of the Company Vested Options that are not Assumed Options shall be cancelled and converted into the right to receive cash as set forth herein, (iv) all of the Company Unvested Options will be cancelled and extinguished for no consideration, and (v) the Company Warrant shall be cancelled and converted into the right to receive the consideration for the Company Warrant, as set forth herein.

C. Company, Parent, Merger Sub and Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Mergers as set forth herein.

D. A portion of the consideration otherwise payable by Acquiror in connection with the First Merger shall be placed into escrow by Acquiror as described herein as security for the indemnification obligations set forth in this Agreement.

E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent, Acquiror and Merger Sub to enter into this Agreement, each of the Company Securityholders listed on Schedule I (the “Accredited Investors”) are entering into investment representation letters with Parent in substantially the form attached hereto as Exhibit B-1 (the “Investor Rep Letter”) and Market Stand-Off Agreements with Parent in substantially the form attached hereto as Exhibit B-2 (the “Lock-Up Agreements”).

F. It is intended that the Mergers are integrated steps in the transaction contemplated by this Agreement and together qualify as a reorganization within the meaning of Section 368(a) of the Code. This Agreement will be, and is, adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

G. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent, Acquiror and Merger Sub to enter into this Agreement, each of the Company’s employees listed on Schedule II (the “Identified Employees”) has accepted an offer of employment, subject to and contingent upon the consummation of the Mergers, with the Acquiror or one of its Affiliates and has executed and delivered to Acquiror the Offer Packages relating to such employment.

H. Within eight (8) hours following the full execution and delivery of this Agreement, Company Stockholders representing at least 90% of the outstanding voting power of the Company (the “Requisite Stockholders”) including at least a majority of the outstanding voting power of the Company and holding at least two-thirds of all outstanding shares of Company Preferred Stock, voting separately as a class, will execute and deliver, in accordance with Section 228 of Delaware Law, a written consent (the “Company Stockholder Consent”) approving this Agreement, the First Merger, the Second Merger and the other transactions contemplated hereby in accordance with Section 251 of Delaware Law (such approval, the “Company Stockholder Approval”).

I. As a condition to the consummation of the First Merger, Company Securityholders representing 90% (on both an as-converted to Company Common Stock basis and as calculated in accordance with the methodology set forth in Columns G and H of the Payout by Holder Tab in the Trial Run Spreadsheet) of all Company Capital Stock and Company Vested Options (the “Requisite Securityholders”) will execute and deliver joinder agreements (collectively, the “Joinder Agreements”), each in substantially the form attached hereto as Exhibit C, which Joinder Agreement is integral to the transactions contemplated hereby, and it is acknowledged and agreed that Acquiror and Merger Sub would not consummate the transactions contemplated hereby absent (x) the execution and delivery of the Joinder Agreement and (y) the Joinder Agreement being in full force and effect and valid, binding and enforceable against the Requisite Securityholders.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGERS

1.1 The Mergers. At the Effective Time (as defined below), on the terms and subject to the conditions set forth in this Agreement, the certificate of merger in substantially the form attached hereto as Exhibit D-1 (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Merger Sub shall merge with and into Company, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation and shall become a wholly owned subsidiary of Acquiror. The surviving corporation after the First Merger is hereinafter sometimes referred to as the “First-Step Surviving Corporation.” At the Second Effective Time (as defined below), Parent and Acquiror shall cause the First-Step Surviving Corporation to merge with and into Acquiror in accordance with Delaware Law, whereupon the separate corporate existence of the First-Step Surviving Corporation shall cease, and Acquiror shall be the surviving entity. The surviving entity after the Second Merger is sometimes referred to hereinafter as the “Surviving Entity.”

1.2 Effective Time; Second Effective Time.

(a) Effective Time. Unless this Agreement is earlier terminated in accordance with Section 7.1, the closing of the First Merger (the “Closing”) shall take place as promptly as practicable (and in any even within two (2) Business Days) after the satisfaction or waiver of each of the conditions set forth in ARTICLE 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and date as Acquiror and Company may agree in writing. The Closing shall take place at the offices of Cooley LLP, 500 Boylston Street, Boston, Massachusetts, or at such other location as Acquiror and Company agree. The date on which the Closing occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the First Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of Delaware Law (the time of the filing of such Certificate of Merger upon acceptance thereof, or the time of effectiveness thereof that is specified therein, if different, shall be referred to herein as the “Effective Time”).

(b) Second Effective Time. Within a reasonable period of time following the Effective Time, Parent and Acquiror shall cause the Second Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit D-2 with the Secretary of State of the State of Delaware (the “Second Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of the filing of the Second Certificate of Merger shall be referred to herein as the “Second Effective Time”).

1.3 Effect of the Mergers. At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the First-Step Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the First-Step Surviving Corporation. Following the Second Merger, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger, and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of Acquiror and the First-Step Surviving Corporation shall vest in the Surviving Entity, and all debts, liabilities and duties of Acquiror and the First-Step Surviving Corporation shall become the debts, liabilities and duties of the Surviving Entity.

1.4 Closing Deliveries.

(a) Acquiror and Parent Deliveries. Acquiror shall deliver, or cause Parent to deliver, as applicable, to Company, at or prior to the Closing, each of the following:

(i) a certificate, dated as of the Closing Date, executed on behalf of Acquiror by a duly authorized officer of Acquiror to the effect that each of the conditions set forth in Sections 6.2(a) and 6.2(b) has been satisfied;

(ii) the Escrow Agreement, duly authorized and executed by Acquiror; and

(iii) a Joinder to Investors’ Rights Agreement in substantially the form attached hereto as Exhibit B-3 (an “IRA Joinder”), duly authorized and executed by Parent for delivery and countersignature by each of the Company Stockholders identified on Schedule 1.4(a)(iii) hereto.

(b) Company Deliveries. Company shall deliver to Acquiror, at or prior to the Closing, each of the following:

(i) a certificate, dated as of the Closing Date and executed on behalf of Company by its Chief Executive Officer, which represents that each of the conditions set forth in Sections 6.3(a) and 6.3(b) has been satisfied;

(ii) a certificate, dated as of the Closing Date and executed on behalf of Company by its Secretary, certifying as to (1) the Company’s Certificate of Incorporation, (2) the Company’s Bylaws, (3) resolutions of the board of directors of Company (the “Board of Directors”) approving the Mergers and the other transactions contemplated by this Agreement or related thereto and adopting this Agreement, and (4) the Company Stockholder Consent;

(iii) written acknowledgments pursuant to which Company’s outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of Company or any of its Subsidiaries, or who is otherwise entitled to any compensation from Company or any of its Subsidiaries, in each case in connection with this Agreement or any of the transactions contemplated by this Agreement or related thereto, acknowledges: (i) the total amount of fees, costs and expenses of any nature that is payable or has been paid to such Person in connection with this Agreement and any of the transactions contemplated by this Agreement or related thereto; and (ii) that (x) it has been paid in full and is not (and will not be) owed any other amount by any of Company, and of its Subsidiaries or the Surviving Entity with respect to this Agreement, the transactions contemplated by this Agreement or related thereto or (y) acknowledging the amount payable as of the Closing Date in full and complete discharge of all obligations in respect of each such service provider;

(iv) a written acknowledgement from each holder of Company Debt (each a “Company Lender”), with each Company Lender identified on Schedule 1.4(b)(iv), in customary form reasonably acceptable to Acquiror (each, a “Payoff Letters”), whereby each such Company Lender acknowledges that the amount payable to such Company Lender as reflected in such Company Lender’s Payoff Letter shall be in full and complete satisfaction and discharge of all obligations in respect of such Company Lender, including the termination of all related commitments and the release of all related guarantees and related Encumbrances securing such obligations, effective upon the payment of the Company Debt;

(v) a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Acquiror, that are necessary or appropriate to evidence the release of all Liens identified on Schedule 1.4(b)(v), including (x) a duly authorized UCC-2 or UCC-3 termination statements, as applicable, executed by each Person holding a security interest in any assets of Company as of the Closing Date, terminating any and all such security interests and (y) evidence reasonably satisfactory to Acquiror that all Liens on assets of Company shall have been released prior to or shall be released simultaneously with the Closing;

(vi) the Joinder Agreement, executed by each of the Requisite Securityholders;

(vii) an Investor Rep Letter, Lock-Up Agreement and a Joinder Agreement executed by each of the Accredited Investors;

(viii) a Lock-Up Agreement executed by each Company Securityholder who is, or may become, as a result of the Mergers or the other transactions contemplated hereby, entitled to Assumed Options;

(ix) a Non-Solicitation Agreement in the form attached hereto as Exhibit J executed by each Person identified on Schedule 1.4(b)(ix);

(x) a Non-Solicitation and Non-Competition Agreement in the form attached hereto as Exhibit J executed by each Company Securityholder identified on Schedule 1.4(b)(x);

(xi) Offer Packages executed and not revoked or withdrawn by (a) 100% of the Identified Employees, (b) 90% of the employees of the Acquired Companies identified on Schedule 1.4(b)(xi) (the “Engineering Employees”), and (c) at least 50% of the employees of the Acquired Companies not including the Identified Employees or the Engineering Employees (the employees in clauses (a)-(c), the “Requisite Employees”);

(xii) the written resignation in customary form of each of the directors and each of the officers of Company in office immediately prior to the Closing as directors and/or officers, as applicable, of Company, effective no later than immediately prior to the Effective Time;

(xiii) a certificate from the Secretary of State of the State of Delaware and each other state or other jurisdiction in which Company or any of its Subsidiaries is qualified to do business as a foreign corporation dated within five (5) Business Days prior to the Closing Date certifying that Company or such Subsidiary is in good standing and from the relevant Taxing Authority in the State of Delaware and the Commonwealth of Massachusetts that all applicable Taxes and related fees of Company or such Subsidiary through and including the Closing Date have been paid;

(xiv) such supporting documentation, information and calculations as are reasonably necessary for Acquiror to verify and determine the amount of Transaction Expenses;

(xv) the Company Net Working Capital Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are necessary for Acquiror to verify and determine the amount of Estimated Working Capital and Estimated Cash Balance;

(xvi) FIRPTA documentation, including (a) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), dated as of the Closing Date and executed by Company, together with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Company after the Closing, and (b) a FIRPTA Notification Letter, dated as of the Closing Date and executed by Company (each of (a) and (b) in substantially the form attached hereto as Exhibit I);

(xvii) the Certificate of Merger, duly authorized and executed by Company;

(xviii) the Spreadsheet completed to include all of the information specified in Section 1.12 and a certificate executed by the Chief Executive Officer of Company, dated as of the Closing Date, certifying that such Spreadsheet is true, correct and complete;

(xix) executed confirmatory assignments of Intellectual Property from the current or former employees, independent contractors or consultants of the Acquired Companies set forth on Schedule 1.4(b)(xix), in each case in the Company’s standard form or a form that is reasonably acceptable to Acquiror;

(xx) unless otherwise requested by Acquiror in writing no less than three (3) Business Days prior to the Closing Date, (a) a true, correct and complete copy of resolutions adopted by the Board of Directors, authorizing the termination (with the exception of Company Employee Plans of the Irish Subsidiary) of each of Company’s “employee benefit plans,” including the 401(k) Plan (the “401(k) Plan”), and (b) an amendment to the 401(k) Plan, executed by Company, to the extent necessary to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination, with such amendment and terminations to be effective on the date immediately preceding the Effective Time and contingent upon the Closing;

(xxi) a Parachute Payment Waiver executed by each Person required to execute such a waiver pursuant to Section 5.11 hereof;

(xxii) evidence satisfactory to Acquiror of (a) the novation or consent to assignment of any Person whose novation or consent to assignment, as the case may be, may be required in connection with the Mergers or any other transaction contemplated by this Agreement under the contracts listed or described on Schedule 1.4(b)(xxii)(a) hereto, effective as of and contingent upon the Closing, (b) the termination of each of the contracts of the Acquired Companies listed or described on Schedule 1.4(b)(xxii)(b) hereto, and (c) the amendment of each of the contracts of the Acquired Companies listed or described on Schedule 1.4(b)(xxii)(c) hereto in the manner described on such Exhibit with respect to each such contract;

(xxiii) amendments to and/or waivers of, in each case in form and substance reasonably satisfactory to Acquiror, relevant accelerated vesting and constructive termination provisions of the Contracts relating to Company Options listed on Schedule 1.4(b)(xxiii) hereto;

(xxiv) evidence reasonably satisfactory to Acquiror of the repurchase by the Company, or forfeiture by the holder, of the Restricted Shares described on Schedule 1.4(b)(xxiv) hereto;

(xxv) a report in the form attached hereto as Exhibit K (the “UCD Report”) prepared by University College Dublin (“UCD”) and delivered to Company; and

(xxvi) the Escrow Agreement, duly authorized and executed by the Securityholders’ Agent.

1.5 Constituent Documents.

(a) Certificate of Incorporation/Certificate of Formation. At the Effective Time, the certificate of incorporation of the First-Step Surviving Corporation shall be amended and restated in its entirety to read as set forth in the Certificate of Merger, until thereafter amended as provided by Delaware Law. The certificate of formation of Acquiror, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving Entity at the Second Effective Time.

(b) Bylaws. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the First-Step Surviving Corporation until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the First-Step Surviving Corporation and such bylaws. The limited liability company agreement of Acquiror, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving Entity at the Second Effective Time.

1.6 Directors and Officers.

(a) Directors of the First-Step Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the First-Step Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the First-Step Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the First-Step Surviving Corporation until their successors are duly elected and qualified.

(b) Officers of First-Step Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the First-Step Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the First-Step Surviving Corporation.

(c) Manager and Officers of the Surviving Entity. Acquiror shall be the Managing Member (as defined in the limited liability company agreement of the Surviving Entity) of the Surviving Entity. The officers of Acquiror immediately prior to the Second Effective Time shall be the officers of the Surviving Entity immediately after the Second Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving Entity.

1.7 Effect of First Merger on the Capital Stock of the Constituent Corporations.

(a) Effect on Company Capital Stock. At the Effective Time, by virtue of the First Merger and without any further action on the part of any of Merger Sub, Company or the Company Stockholders:

(i) any shares of Company Capital Stock held by the Company (or held in the Company’s treasury) immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) each share of Company Common Stock (other than the Excluded Shares and the Dissenting Shares) issued and outstanding as of immediately prior to the Effective Time upon the terms and subject to the conditions set forth in this Section 1.7 and throughout this Agreement, including the escrow provisions set forth in Section 1.8 hereof, will be cancelled and extinguished and will be converted automatically into the right to receive, without interest, upon delivery or surrender of the materials in respect of such shares of Company Common Stock as set forth and in the manner provided in Section 1.10 hereof, the Initial Per Common Share Merger Consideration (subject to adjustment as set forth herein), plus the right to receive if, when and as payable the applicable portion of any Additional Consideration as set forth herein; and

(iii) each share of Company Preferred Stock (other than the Excluded Shares and the Dissenting Shares) issued and outstanding as of immediately prior to the Effective Time upon the terms and subject to the conditions set forth in this Section 1.7 and throughout this Agreement, including the escrow provisions set forth in Section 1.8 hereof, will be cancelled and extinguished and will be converted automatically into the right to receive, without interest, upon delivery or surrender of the materials in respect of such shares of Company Preferred Stock as set forth and in the manner provided in Section 1.10 hereof, the Initial Per Preferred Share Merger Consideration (subject to adjustment as set forth herein), plus the right to receive if, when and as payable the applicable portion of any Additional Consideration as set forth herein.

(b) Treatment of Company Options.

(i) Company Vested Options.

(1) At the Effective Time, each Company Vested Option held by an individual who is and will remain, as of immediately following the Effective Time, an employee or individual consultant of an Acquired Company, that is unexpired, unexercised and outstanding as of the Effective Time, shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Parent. Each such Company Vested Option so assumed by Parent (an “Assumed Option”) under this Agreement shall continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the Effective Time, except that (i) such option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Company Common Stock that were issuable upon exercise of such Vested Company Option immediately prior to the Effective Time and the Exchange Ratio and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio. To the extent the holder of any Company Vested Option shall not have either (a) delivered to Acquiror, prior to the Closing, a fully executed Joinder Agreement and Lock-Up Agreement, or (b) if the condition in clause (a) shall not have been met by such holder, then delivered to Acquiror a fully executed option assumption agreement in the form of Exhibit E-2 (the “Option Assumption Agreement”) and Lock-Up Agreement following the Effective Time, Parent may place a stop-transfer order on any shares of Parent Common Stock underlying such Assumed Option until such time as the holder thereof delivers to Parent a fully executed Option Assumption Agreement and, subject to the terms of the Company Vested Option, a Lock-Up Agreement. It is the intent of the parties hereto that to the extent permitted by applicable Legal Requirements, the assumption of Company Vested Option shall be performed in a manner that is in material compliance with the requirements of Section 409A or, to the extent such Company Vested Option is intended to qualify as an incentive stock option, Section 424(a) of the Code. As soon as reasonably practicable following the Effective Time, all shares of Parent Common Stock issuable upon exercise of options assumed by Parent under this Section will be registered under a Form S-8 filed or to be filed as soon as reasonably practicable by the Parent following the Effective Time with the SEC, to the extent eligible for such registration under applicable Legal Requirement.

(2) At the Effective Time, all Company Vested Options outstanding immediately prior to the Effective Time that are not Assumed Options (each a “Company Cashed-Out Option) will, by virtue of the First Merger and pursuant to this Agreement and the Company Option Plan, and without any further action on the part of Parent, Merger Sub, Company or the holder thereof, be cancelled and converted into the right to receive with respect to each share of Company Common Stock issuable upon exercise thereof, an amount in cash (less Tax withholdings required by applicable law) equal to the excess, if any, of (x) the Aggregate Per Common Share Merger Consideration over (y) the exercise price payable for such share under such option which amount shall be paid by the Surviving Entity through its payroll system no later than its first ordinary payday which occurs after the Effective Time.

(ii) Company Unvested Options. At the Effective Time, all Company Unvested Options, that are unexpired, unexercised and outstanding immediately prior to the Effective Time, shall not be assumed by Parent and will, by virtue of the First Merger and pursuant to this agreement and the Company Option Plan, and without any further action on the part of Parent, Merger Sub, Company or the holder thereof, be terminated and cancelled for no consideration.

(iii) Further Actions. Company shall, prior to the Closing, take or cause to be taken all actions, shall obtain all consents and shall provide all notices, as may be required, whether under the Company Option Plan or otherwise, to effect the treatment of Company Options pursuant to this Section 1.7(b).

(c) Treatment of Company Warrant. At the Effective Time, all Company Warrants outstanding immediately prior to the Effective Time will, by virtue of the First Merger and pursuant to this Agreement, and without any further action on the part of Parent, Merger Sub, Company or the holder thereof, be cancelled and converted into the right to receive with respect to each share of Company Common Stock issuable upon exercise thereof, an amount in cash (less Tax withholdings required by applicable law) equal to the excess, if any, of (x) the Aggregate Per Common Share Merger Consideration over (y) the exercise price payable for such share under such Company Warrant.

(d) Payments Administrator. Acquiom Clearinghouse LLC, pursuant to the terms of the Payments Agreement, shall act as payments administrator (in such capacity, the “Payments Administrator”) for the purpose of receiving and processing transmittal documentation in respect of certificates representing, immediately prior to the Effective Time, Company Capital Stock (other than the Excluded Shares or the Dissenting Shares) (“Certificates”) and the Company Warrant for the portion of aggregate Initial Merger Consideration payable in respect of Company Capital Stock and the Company Warrant. At the Effective Time, Acquiror shall deposit, or Acquiror shall otherwise take all steps necessary to cause to be deposited, by wire transfer of immediately available funds, with the Payments Administrator for the benefit of the holders of Company Capital Stock and the Company Warrant, an aggregate amount equal to the cash portion of Initial Merger Consideration payable in respect of all outstanding shares of Company Capital Stock and the Company Warrant (the “Payment Fund”), which deposit shall be used solely and exclusively for purposes of paying the consideration specified in Sections 1.7(a)(ii), 1.7(a)(iii) and 1.7(c) and shall not be used to satisfy any other obligations of the Surviving Entity. The Payments Administrator shall, pursuant to instructions provided by Company, make the payments provided for in Sections 1.7(a)(ii), 1.7(a)(iii) and 1.7(c) of this Agreement out of the Payment Fund.

(e) Payment of Additional Consideration. As promptly as practicable following the time of deposit by the Escrow Agent or the Securityholders’ Agent, as applicable, with the Payments Administrator or the Surviving Entity for distribution to the Company Stockholders of any portion of the Escrow Fund pursuant to Section 1.8 or any portion of the Agent Expense Fund pursuant to Section 1.9, the Payments Administrator or the Surviving Entity, as applicable, shall pay to each Company Stockholder who has properly submitted a Letter of Transmittal, if applicable, such Company Stockholder’s Expense Pro Rata Share or Escrow Pro Rata Share of Additional Consideration, as applicable, to which such Company Stockholder is entitled pursuant to this Agreement and the Spreadsheet.

(f) Company Debt. Notwithstanding anything to the contrary herein, neither Acquiror nor Parent will assume any Company Debt.

(g) Effect on Capital Stock of Merger Sub and Acquiror. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the First-Step Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the First-Step Surviving Corporation. At the Second Effective Time, each share of common stock of the First-Step Surviving Corporation, whether or not certificated, issued and outstanding immediately prior to the Second Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable membership interest of the Surviving Entity. Each membership interest of Acquiror evidencing ownership of any such interests shall continue to evidence ownership of such interests of the Surviving Entity.

(h) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Parent Common Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(i) Appraisal Rights.

(i) Notwithstanding anything to the contrary herein, any Dissenting Shares shall not be converted into the right to receive the applicable Aggregate Merger Consideration, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the applicable portion of the Aggregate Merger Consideration in respect of such shares as if such shares never had been Dissenting Shares, and Acquiror shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.10(a), following the satisfaction of the applicable conditions set forth in Section 1.10(a), the applicable Aggregate Merger Consideration as if such shares never had been Dissenting Shares. Company shall give Acquiror (i) prompt notice of any demands for appraisal or purchase received by Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by Company and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal or purchase under Delaware Law after consultation with and reasonable consideration of the reasonable input of the Company (if prior to the Closing) and the Securityholders’ Agent (if after the Closing). Company shall not, except with the prior written consent of Acquiror, or as otherwise required under Delaware Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. The payout of consideration under this Agreement to the Company Securityholders (other than to holders of Dissenting Shares who shall be treated as provided in this Section 1.7(i) and under Delaware Law) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under Delaware Law by any other stockholder of Company.

(ii) Notwithstanding the foregoing, to the extent that Parent, the Surviving Entity, the First-Step Surviving Corporation or Company (i) is required by applicable Law to make any per share payment or payments in respect of Dissenting Shares in excess of the applicable portion of the Aggregate Merger Consideration that otherwise would have been payable in respect of such share under this Agreement; or (ii) reasonably incurs any other costs or expenses (including specifically reasonable attorneys’ fees, costs and expenses in connection with any Legal Proceeding commenced by a holder of Dissenting Shares) in respect of any Dissenting Shares (together, the “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Section 8.1 hereof the amount of such Dissenting Share Payments.

(j) Rights Not Transferable. The rights of the Company Securityholders under this Agreement as of immediately prior to the Effective Time are personal to each such securityholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

(k) Aggregate Consideration; Allocation Between Cash and Parent Stock. Notwithstanding anything to the contrary contained in this Agreement, in no event will the aggregate consideration paid by Acquiror pursuant to the terms of this Agreement exceed the Aggregate Merger

Consideration. The Aggregate Merger Consideration shall be allocated among the Company Securityholders as follows: the Initial Merger Consideration payable to the Company Securityholders shall be allocated as a mix of cash and Parent Stock payable to each Company Securityholder in the percentages (based on value) set forth on the Spreadsheet; provided, however, that (i) the value of Parent Common Stock (valued at the Parent Stock Price) comprising the Aggregate Merger Consideration shall be equal to 43% of the overall value of the Aggregate Merger Consideration (excluding from both the numerator and the denominator, the portion of Aggregate Merger Consideration payable in respect of Company Options) (such percentage, the “Parent Stock Allocation Percentage”), as determined pursuant to the formulas and methodologies set forth in Cells S3:S12 of the Payout by Holder tab of the Trial Run Spreadsheet; (ii) no Shares comprising the Aggregate Merger Consideration shall be issued to any Company Securityholder that is not an Accredited Investor or Additional Accredited Investor; and (iii) the aggregate cash consideration amount (the “Aggregate Cash Consideration Amount”) payable to the Company Securityholders shall be determined as a function of the value of the Parent Common Stock comprising the Aggregate Merger Consideration, as determined pursuant to the formulas and methodologies set forth in Cells R3:R12 of the Payout by Holder tab of the Trial Run Spreadsheet. Notwithstanding the foregoing, or anything to the contrary contained herein, in the event that Parent reasonably determines that the proposed issuance of shares of Parent Stock to any Non-Signatory Stockholder would reasonably be expected to require the registration of such shares (or any other Shares issuable pursuant to this Agreement) under Applicable Securities Laws, result in the loss of any “private placement” or similar exemption under Applicable Securities Law with respect to the offer and issuance of the Shares or otherwise result in a violation of the representation and warranty of Acquiror and Merger Sub in Section 3.3(d) of this Agreement, then Parent shall have the right (at its option) to pay such Non-Signatory Stockholder its portion of the Aggregate Merger Consideration exclusively in cash (and not in Shares); and, in such event, the Parent Stock Allocation Percentage shall be appropriately adjusted to give effect thereto. In the event that Parent exercises its right as set forth above to pay any Non-Signatory Stockholder in cash, such Non-Signatory Stockholder shall be thereafter referred to as a “Cashed-Out Holder.”

(l) Fractional Shares. No fraction of a share of Parent Common Stock will be issued in connection with the First Merger, and in lieu thereof each holder of shares of Company Capital Stock or Company Vested Options who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product obtained by multiplying (i) such fraction by (ii) the Parent Stock Price.

(m) Legends on Stock Certificates. The certificates representing shares of Parent Common Stock issuable in the First Merger hereunder, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legends (along with any other legends that may be required under applicable state and federal corporate and securities laws):

(1) THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE, DISTRIBUTION OR OTHER TRANSFER, PLEDGE OR HYPOTHECATION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

(2) THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE ISSUER AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER.

(3) THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO INDEMNITY OBLIGATIONS SET FORTH IN AN AGREEMENT WITH THE ISSUER.

1.8 Escrow.

(a) At the Effective Time, an amount equal to $6,800,000.00 (the “Escrow Amount”), which shall be comprised of (i) $3,870,444.13 in cash shall be deducted from the Aggregate Merger Consideration and deposited into a separate account (the “Cash Escrow Fund”) and (ii) 134,334 shares of Parent Common Stock valued at the Parent Stock Price shall be deducted from the Aggregate Merger Consideration and deposited by Acquiror in a separate account (the “Stock Escrow Fund”, and collectively with the Cash Escrow Fund, the “Escrow Fund”) with SunTrust Bank (the “Escrow Agent”). The Escrow Fund shall be available to compensate Acquiror (on behalf of itself or any other Indemnified Person) for Indemnifiable Damages pursuant to the indemnification obligations of the Company Stockholders. The Escrow Fund shall be held and distributed as provided in the Escrow Agreement and as described herein.

(b) Promptly following the date that is one year following the Closing Date (the “Escrow Release Date”), the Escrow Agent will, in accordance with the terms of the Escrow Agreement, (x) disburse to the Payments Administrator or the Surviving Entity, as applicable, for distribution or (y) with respect to Parent Common Stock, instruct Parent’s transfer agent to transfer, to the Company Stockholders in accordance with their Escrow Pro Rata Share of any amounts remaining in the Escrow Fund as of the Escrow Release Date less that portion of the Escrow Amount that is determined, in the reasonable judgment of Acquiror after consultation with and consideration of the reasonable input of the Securityholders’ Agent, to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate delivered to the Securityholders’ Agent prior to the Escrow Release Date in accordance with ARTICLE 8. Any portion of the Escrow Amount held following the Escrow Release Date with respect to pending but unresolved claims for indemnification that is not awarded to Acquiror upon the resolution of such claims shall be (promptly after the final resolution thereof) disbursed to the Payments Administrator or the Surviving Entity, as applicable, for distribution to the Company Stockholders within fifteen (15) Business Days following final resolution of such claims and in accordance with each such Company Stockholder’s Escrow Pro Rata Share of such amount held following the Escrow Release Date.

(c) Unless otherwise required by applicable Legal Requirements, for all applicable Tax purposes:

(i) Parent shall be treated as the owner of the Cash Escrow Fund, all interest and earnings earned from the investment and reinvestment of the Cash Escrow Fund shall be allocated to Parent. Parent shall be entitled to an annual tax distribution on or prior to January 31, 2016 (and on or prior to January 31 of any subsequent year that precedes the termination of the Escrow Fund) from the Cash Escrow Fund equal to 40% of the taxable income so allocated to Parent; provided, however, that before the final disbursement of Cash Escrow Fund is made, the Escrow Agent shall distribute to Parent 40% of any taxable income earned on amounts in the Cash Escrow Fund that has been allocated to Parent and that has not previously been taken into account in determining an annual tax distribution. If and to the extent that any portion of the Cash Escrow Fund is disbursed to Company Stockholders, interest shall be imputed on such portion to if required by the Code. Except for any applicable imputed interest, the rights of Company Stockholders to the Cash Escrow Fund are intended to be treated as deferred contingent purchase price eligible for “installment sale” reporting under Section 453 of the Code; and

(ii) The Stock Escrow Fund will be treated as having been received by the Company Stockholders on the Closing Date, and the Company Stockholders shall be entitled to exercise voting rights and to receive dividends with respect to such shares.

1.9 Securityholders’ Agent Expense Fund.

(a) At the Effective Time, an amount equal to $200,000.00 in cash (the “Agent Expense Amount”) shall be deducted from the Aggregate Merger Consideration and deposited by Acquiror in an account designated by the Securityholders’ Agent (the “Agent Expense Fund”), to be used by the Securityholders’ Agent for the purposes of paying directly, or reimbursing the Securityholders’ Agent for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Company Stockholders will not receive any interest or earnings on the Agent Expense Fund and irrevocably transfer and assign to the Securityholders’ Agent any ownership right that they may otherwise have had in any such interest or earnings. The Securityholders’ Agent will not be liable for any loss of principal of the Agent Expense Fund other than as a result of its gross negligence or willful misconduct. The Securityholders’ Agent will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Securityholders’ Agent’s duties, the Securityholders’ Agent shall distribute all amounts remaining in the Agent Expense Fund (less any amounts determined by the Securityholders’ Agent as necessary to pay any Representative Losses) to the Payments Administrator for further distribution to the Company Stockholders, in accordance with their Expense Pro Rata Share.

(b) For Tax purposes, each Company Stockholder shall be treated as receiving its Expense Pro Rata Share of the Agent Expense Amount at the time of Closing, and voluntarily setting it aside in the Agent Expense Fund. Any Tax withholding required in respect of a Company Stockholder’s Expense Pro Rata Share of the Agent Expense Amount shall be satisfied from the Initial Merger Consideration payable to such Company Stockholder.

1.10 Exchange Procedures.

(a) On or promptly after the Closing Date, Company shall send to every holder of record of Company Capital Stock or the Company Warrant that was issued and outstanding immediately prior to the Effective Time and that has not previously delivered its Certificates, with a properly completed and duly executed letter of transmittal in substantially the form of Exhibit E-1 (the “Letter of Transmittal”) together with instructions for use of the Letter of Transmittal in effecting the surrender of the Certificates into the right to receive the applicable Initial Merger Consideration and right to receive the applicable Additional Consideration when, as and if payable hereunder. Notwithstanding anything in this Agreement to the contrary, but assuming the accuracy of the representation set forth in the last sentence of Section 2.2(a), unless otherwise required by Acquiror or the Payments Administrator, the exchange procedures provided herein will not require any Company Stockholders to surrender physical Certificates to the Payments Administrator.

(b) After the date of delivery to the Payments Administrator of a Certificate and Letter of Transmittal and any other documentation required thereby, and delivery to Acquiror of a properly completed and duly executed Lock-Up Agreement, Investor Rep Letter and any other documentation required thereby, the holder of record of such Certificate shall be entitled to receive, pursuant to Sections 1.7(a)(ii), 1.7(a)(iii) or 1.7(c), as applicable, (i) the aggregate cash consideration payable to such holder and (ii) that number of shares of Parent Common Stock (and the amount of cash in lieu of fractional shares) that such holder has the right to receive in respect of such Certificates as set forth on the Spreadsheet and such Certificates shall be canceled. The portion of the Initial Merger Consideration so payable shall be payable as soon as reasonably practicable after the date of delivery of the properly completed and duly executed Letter of Transmittal and any other documentation required thereby. Any Non-Signatory Stockholder who, following the Effective Time, delivers to Acquiror a Lock-Up Agreement, Investor Rep Letter and other documentation as reasonably required by Acquiror in form satisfactory to Acquiror to confirm compliance with Applicable Securities Laws following the Effective Time shall be an “Additional Accredited Investor” as such term is used herein.

(c) No Liability. Notwithstanding anything to the contrary in this Section 1.10, none of the Surviving Entity or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) Unclaimed Consideration. Each Company Stockholder who has not theretofore complied with the exchange procedures set forth in and contemplated by this Section 1.10 shall look only to the Surviving Entity (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to the applicable Initial Merger Consideration issuable pursuant to Sections 1.7(a),1.7(b), or 1.7(c) as applicable. Notwithstanding anything to the contrary contained herein, if any Certificates are not surrendered prior to the later of the first anniversary of the Effective Time or such date on which the applicable Aggregate Merger Consideration contemplated by Section 1.7 in respect of such Certificates would otherwise escheat to or become the property of any Governmental Entity, any amounts payable in respect of such Certificates shall, to the extent permitted by applicable law, become the property of Acquiror, free and clear of all claims or interests of any Person previously entitled thereto.

1.11 No Further Ownership Rights in the Company Capital Stock or Company Options. The Aggregate Merger Consideration paid or payable following the surrender for exchange of shares of the Certificates in accordance with (and subject to) the terms hereof shall be paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock, the Company Warrant and the Company Options and there shall be no further registration of transfers on the records of the Surviving Entity of shares of Company Capital Stock, the Company Warrant and the Company Options which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Entity for any reason, such Certificate shall be canceled and exchanged as provided in this ARTICLE 1.

1.12 Spreadsheet.

(a) Attached hereto as Exhibit F is a spreadsheet (the “Trial Run Spreadsheet”) setting forth good faith estimates of the following, in each case determined on a pro forma basis as if the Closing occurred on the date of this Agreement: (i) the calculation of Initial Merger Consideration (including calculations of the individual components thereof), (ii) the Additional Consideration, (iii) the calculation of Company Fully Diluted Common Stock, (iv) the methodology for the calculation of the Requisite Securityholders, (v) for each Company Securityholder, such Company Securityholder’s (A) applicable portion of the Initial Merger Consideration (including the allocation of the form of consideration payable), (B) Expense Pro Rata Share, (C) Escrow Pro Rata Share, (D) Excess Indemnity Pro Rata Share, (E) name and address, (F) Company Capital Stock held by, or subject to the Company Options or the Company Warrant held by, such Persons and, in the case of outstanding shares, the respective certificate numbers, and (G) the vesting status and schedule with respect to Company Options and Company Capital Stock and the Tax status of each such Company Option under Section 422 of the

Code, (vi) whether any payroll Tax withholding applies to the Aggregate Merger Consideration payable to such Company Securityholder, (vii) with respect to each Company Lender, the amount of Company Debt held by such Company Lender, and (viii) such other calculations and information as specifically contemplated elsewhere in this Agreement to be set forth in the Trial Run Spreadsheet.

(b) Company shall prepare and deliver to Acquiror, not less than one (1) calendar day prior to Closing, a Spreadsheet in form reasonably acceptable to Acquiror and in the form of the Trial Run Spreadsheet (the “Spreadsheet”), which Spreadsheet shall be dated as of the Closing Date and shall set forth all of the information required to be included in the Trial Run Spreadsheet (in addition to the other required data and information specified therein), as of immediately prior to the Effective Time. For the avoidance of doubt, the Spreadsheet will include, in addition to the other details and calculations set forth above, (a) a complete and correct list of each Company Lender, (b) the estimated amount of all Company Debt owed to each Company Lender as of immediately prior to the Effective Time, specifying the principal, penalties, interest and premiums necessary to satisfy and discharge all obligations in respect thereof on the Closing Date, (c) the estimated aggregate Company Debt as of immediately prior to the Effective Time (the “Estimated Company Debt”), (d) an itemized list of each Transaction Expense, including the names and addresses of each Person to whom such expense was or is owed, (e) the estimated aggregate Transaction Expenses as of immediately prior to the Effective Time (the “Estimated Transaction Expenses”), (f) the Estimated Working Capital, (g) the Estimated Cash Balance, (h) the Estimated Net Working Capital Shortfall, (i) the Estimated Cash Shortfall, and (j) wire instructions for each recipient of payment of Estimated Transaction Expenses or Estimated Company Debt. Prior to the Closing, Company shall provide Acquiror with a duly and validly executed Form W-9 (or appropriate Form W-8, in the case of non-U.S. Persons) from each recipient of payment of Estimated Transaction Expenses or Estimated Company Debt.

1.13 Company Net Working Capital Adjustment; Cash Balance.

(a) As part of the Spreadsheet to be delivered pursuant to Section 1.12(b), Company shall deliver to Acquiror a certificate signed by Company’s Chief Financial Officer or equivalent executive-level officer and Company’s Chief Executive Officer (the “Company Net Working Capital Certificate”) certifying Company’s good faith estimate of (i) the Company Net Working Capital (the “Estimated Working Capital”) and (ii) the Cash Balance (the “Estimated Cash Balance”).

(b) The “Estimated Net Working Capital Shortfall” used for purposes of calculating the Initial Merger Consideration shall be the amount by which the Minimum Working Capital exceeds the Estimated Working Capital. If the Estimated Working Capital equals or exceeds the Minimum Working Capital, there shall be no Estimated Net Working Capital Shortfall (i.e., in such case, the Estimated Net Working Capital Shortfall shall be $0.00).

(c) The “Estimated Cash Shortfall” used for purposes of calculating the Initial Merger Consideration shall be the amount equal by which the Minimum Cash Balance exceeds the Estimated Cash Balance. If the Estimated Cash Balance equals or exceeds the Minimum Cash Balance, there shall be no Estimated Cash Shortfall (i.e., in such case, the Estimated Cash Shortfall shall be $0.00).

(d) The Company Net Working Capital Certificate shall be accompanied by (i) the balance sheet of the Company and its Subsidiaries, on a consolidated basis, as of the Closing Date prepared on a basis consistent with the Company Balance Sheet, (ii) an itemized list of each element of the current assets of the Company and its Subsidiaries, on a consolidated basis, and (iii) an itemized list of each element of the current liabilities of the Company and its Subsidiaries, on a consolidated basis.

1.14 Closing Statement.

(a) Within one hundred twenty (120) days following the Closing, Acquiror shall prepare or cause to be prepared, and deliver to the Securityholders’ Agent, a statement (the “Closing Statement”) setting forth Acquiror’s good faith calculation of the actual Company Debt of the Company as of the Effective Time (the “Proposed Company Debt”), the actual Transaction Expenses of the Company as of the Effective Time (the “Proposed Transaction Expenses”) and the actual Company Net Working Capital and Cash Balance as of the Effective Time (the “Proposed Working Capital”), together with a reasonably detailed explanation of, and documentation sufficient to confirm the accuracy of the computation of, such Proposed Company Debt, Proposed Transaction Expenses and Proposed Working Capital. Following the delivery of the Closing Statement, the Securityholders’ Agent and its representatives and agents shall be given reasonable access (including electronic access, to the extent available) as they may reasonably require to the books and records of the Company and access to such individuals responsible for preparing the Closing Statement, as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Closing Statement. If within thirty (30) days following receipt by the Securityholders’ Agent of the Closing Statement and supporting documentation, the Securityholders’ Agent does not object thereto in writing to Acquiror, then the Proposed Company Debt, the Proposed Transaction Expenses and the Proposed Working Capital shall constitute the actual Company Debt, the actual Transaction Expenses and the actual Company Net Working Capital and Cash Balance, respectively as of the Effective Time for purposes of this Agreement. If, within thirty (30) days following delivery of the Closing Statement and supporting documentation, the Securityholders’ Agent objects in writing thereto to Acquiror (describing in reasonable detail the specific items that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific items), such Proposed Company Debt, Proposed Transaction Expenses or Proposed Working Capital, as applicable, shall be subject to the objection and resolution provisions set forth in Section 1.14(b) below. If Acquiror does not prepare and timely deliver a Closing Statement as described in this Section 1.14, the Estimated Company Debt, the Estimated Transaction Expenses, the Estimated Working Capital and the Estimated Cash Balance delivered by the Company in the Spreadsheet or the Company Net Working Capital Certificate, as applicable, shall become the actual Company Debt, the actual Transaction Expenses, the actual Company Net Working Capital and the actual Cash Balance for all purposes hereunder. The Company Securityholders shall cooperate fully in the preparation of the Closing Statement, if so requested.

(b) If the Securityholders’ Agent timely objects to the Proposed Company Debt, the Proposed Transaction Expenses or the Proposed Working Capital pursuant to Section 1.14(a), then Acquiror and the Securityholders’ Agent shall negotiate in good faith and attempt to resolve the particular items and values that are identified in the applicable written notice of objection over a period of ten (10) Business Days commencing on receipt by Acquiror of such written notice of objection delivered pursuant to Section 1.14(a). Should such negotiations not result in an agreement as to the actual Company Debt, the actual Transaction Expenses, the actual Company Net Working Capital or the actual Cash Balance, as applicable, within such period of ten (10) Business Days (or such longer period as Acquiror and the Securityholders’ Agent may mutually agree), then any such disputed matter shall be submitted to and determined by an independent nationally recognized accounting firm that is mutually agreed upon by Acquiror and the Securityholders’ Agent (the “Independent Accounting Firm”). The Independent Accounting Firm shall be given reasonable access to all of the records of the Surviving Entity and the Company Securityholders to resolve any dispute regarding the actual Company Debt, the actual Transaction Expenses, the actual Company Net Working Capital, or the actual Cash Balance, as applicable, which determination with respect to any disputed matters shall be submitted to Acquiror and the Securityholders’ Agent within twenty (20) Business Days of submission of the disputed matter to the Independent Accounting Firm. The Independent Accounting Firm shall address only those items properly disputed in accordance with this Section 1.14(b). The fees and expenses of such Independent Accounting

Firm incurred in resolving the disputed matter shall be equitably apportioned by the Independent Accounting Firm based on the extent to which Acquiror, on the one hand, or the Securityholders’ Agent (on behalf of the Company Securityholders), on the other hand, is determined by the Independent Accounting Firm to be the prevailing party in the resolution of such disputed matters. The actual Company Debt, the actual Transaction Expenses, the actual Company Net Working Capital or the actual Cash Balance, as applicable, if any, properly disputed hereunder shall, after resolution of such dispute pursuant to this Section 1.14(b), be final, binding and conclusive on all parties hereto.

1.15 Post-Closing Adjustments.

(a) If the amount of the Estimated Company Debt is less than the actual Company Debt as finally determined in accordance with Section 1.14 (such difference, the “Company Debt Deficit”), the Company Securityholders shall pay to Acquiror the Company Debt Deficit pursuant to the indemnification provisions set forth in ARTICLE 8.

(b) If the amount of the Estimated Transaction Expenses is less than the actual Transaction Expenses as finally determined in accordance with Section 1.14 (such difference, the “Transaction Expense Deficit”), the Company Securityholders shall pay to Acquiror the Transaction Expense Deficit pursuant to the indemnification provisions set forth in ARTICLE 8.

(c) If the amount of the Estimated Net Working Capital Shortfall is less than the actual Company Net Working Capital Shortfall (as determined by reference to the actual Company Net Working Capital) as finally determined in accordance with Section 1.14) (such difference, the “Working Capital Shortfall Deficit”), the Company Securityholders shall pay to Acquiror the Working Capital Shortfall Deficit pursuant to the indemnification provisions set forth in ARTICLE 8.

(d) If the amount of the Estimated Cash Shortfall is less than the actual Cash Shortfall (as determined by reference to the actual Cash Balance) as finally determined in accordance with Section 1.14) (such difference, the “Cash Shortfall Deficit”), the Company Securityholders shall pay to Acquiror the Cash Shortfall Deficit pursuant to the indemnification provisions set forth in ARTICLE 8.

1.16 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the applicable Company Securityholder when due, and such Company Securityholder shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

1.17 Withholding Rights. The Parent Parties, the Acquired Companies, the Payments Administrator and the Escrow Agent shall be entitled to deduct and withhold from the Aggregate Merger Consideration and from any other payments otherwise required pursuant to this Agreement, to any employee of an Acquired Company who becomes an employee or consultant of the Parent Parties or their Affiliates, or any holder of any shares of Company Capital Stock, Company Options, or Company Warrants, such amounts of cash or shares of Parent Common Stock as are required to be deducted and withheld with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law, including any Taxes that are not yet due and payable. To the extent that amounts are so withheld and transferred within a reasonable time to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made.

1.18 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Company, the Business and the Business Assets, the officers and directors of the Surviving Entity are fully authorized, in the name and on behalf of Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF COMPANY

Subject to the disclosures set forth in the disclosure letter of Company delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (each of which disclosures, to be effective, shall indicate the Section and, if applicable, the Subsection of this ARTICLE 2 to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from a reading of the disclosure by a reader unfamiliar with the Business that such disclosure is applicable to such other Sections and Subsections), and each of which disclosures shall also be deemed to be representations and warranties made by Company to Acquiror under this ARTICLE 2), Company (for itself and on behalf of the Acquired Companies) represents and warrants to Acquiror, as of the Agreement Date and as of the Closing Date, as follows:

2.1 Organization; Standing and Subsidiaries.

(a) The Acquired Company is a corporation, and the Irish Subsidiary is a limited company, in each case duly formed or incorporated, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Acquired Companies has the corporate power to own, lease and operate its assets and properties and to conduct the Business. Each of the Acquired Companies is duly qualified or licensed to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies or the Business. None of the Acquired Companies is in violation of any of the provisions of its certificate of incorporation, operating agreement, bylaws or other equivalent organizational or governing documents. No order has been made or petition presented or resolution passed or proceedings or action taken or ground arisen for the winding up of any Acquired Company for or with a view to appointing an examiner, receiver, administrator, trustee or other similar officer to any Acquired Company nor has any distress, execution, sequestration, attachment or other process been levied or entered upon or sued out in respect of any Acquired Company or against any property or asset of any Acquired Company nor is any of the foregoing in the process of being so levied, entered upon or sued out, nor is there any unfulfilled or unsatisfied judgment, court order or award outstanding against any Acquired Company. No Acquired Company is insolvent or unable to pay its debts and no encumbrancer has taken possession or attempted to take possession of or exercised or attempted to exercise any power of sale in respect of the whole or any part of the undertaking, property, assets or revenues of any Acquired Company and there is no unfulfilled or unsatisfied judgment, ruling, order, award, decree or directive outstanding against any Acquired Company and there has been no delay out of the ordinary course of business by any Acquired Company in the payment of any material obligation due for payment.

(b) Except as set forth on Schedule 2.1(b) of the Company Disclosure Letter, Company does not currently have, nor has it ever had (through a predecessor entity or otherwise), any subsidiaries or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person. Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of Company or otherwise obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities.

(c) Schedule 2.1(c) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) the names of the members of the Board of Directors, Company Secretary (where applicable) or equivalent governing body of each of the Acquired Companies; (ii) the names of the members of each committee of the Board of Directors of each of the Acquired Companies (and a description of the duties and powers delegated thereto); and (iii) the names and titles of the officers of each of the Acquired Companies.

2.2 Capital Structure.

(a) The authorized capital stock of Company consists of: (i) 100,000,000 shares of Company Common Stock, of which 12,046,600 shares have been issued and are outstanding as of the date of this Agreement and of which 9,816,485 shares (after giving effect to the TDT Share Repurchase but without giving effect to the exercise of any Company Options between the date of the Agreement and the Closing Date) have been issued and are outstanding as of the Closing Date; and (ii) 20,000,000 shares of Company Preferred Stock of which 20,000,000 shares have been designated Series A Preferred Stock, of which 15,366,156 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable; were issued in compliance with (A) all applicable securities laws and other applicable Laws, and (B) all requirements set forth in applicable Contracts; and were not issued in violation of any preemptive rights. Schedule 2.2(a) of the Company Disclosure Letter provides an accurate and complete description of the terms of each repurchase option which is held by Company and to which any of such shares is subject. The rights, preferences, privileges and restrictions of the Company Common Stock and Company Preferred Stock are as stated in the Company’s Certificate of Incorporation. Except as set forth on Schedule 2.2(a) of the Company Disclosure Letter, there are not any declared or accrued but unpaid dividends with respect to any shares of the Company Capital Stock. Each share of Series A Preferred Stock is convertible into one (1) share of Company Common Stock, and there are no pending adjustments to the conversion ratio of the issued and outstanding shares of Series A Preferred Stock. With respect to the shares of Company Capital Stock represented by each of the Certificates set forth opposite each Company Stockholder’s name on the Spreadsheet, such Company Stockholder is the only “registered owner” (as such term is defined in Section 8-207 of the Uniform Commercial Code) of such shares of Company Capital Stock and Company has not received any presentation for transfer nor demand to register a transfer of such shares of Company Capital Stock from such Company Stockholder or from any other Person.

(b) As of the Agreement Date, Company has reserved 6,431,500 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which 5,561,307 shares are subject to outstanding and unexercised Company Options. Schedule 2.2(b)-1 of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Options, whether or not granted under the Company Option Plans, including the number of shares of Company Common Stock subject to each Company Option, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the current Tax status of such option under Section 422 of the Code (without regard to the limit set forth in Section 422(d) of the Code) and the term of each Company Option. In addition, Schedule 2.2(b)-2 of the Company Disclosure Letter sets forth a true, correct and complete list (which schedule shall be a subset of Schedule 2.2(b)-1 of the Company Disclosure Letter and, accordingly shall be true, correct and complete only as of the Agreement Date) of all holders of outstanding Company Options that are held by Persons that are not employees of Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar persons), including a description of the relationship between each such Person and Company. Correct and complete copies of each Company Option Plan and all outstanding Company Option award agreements issued under each Company Option Plan have been provided to Acquiror, and such plans and Contracts have not been amended, modified or supplemented since being provided to Acquiror, and there are no agreements, understandings or commitments to amend, modify or supplement such plans or Contracts in any case from those provided to Acquiror, except as explicitly required by this Agreement. Except as set forth on Schedule 2.2(b)-1 of the Company Disclosure Letter, (i) no benefits, including vesting, under any of such Company Option Plans will accelerate in connection with the Mergers, and (ii) no other outstanding Company Options, whether under the Company Option Plans or otherwise, will have their vesting accelerated in connection with the Mergers or are entitled to have their vesting accelerated upon subsequent events.

(c) Other than as set forth on Schedules 2.2(a) and 2.2(b) of the Company Disclosure Letter, as of the Agreement Date, no Person has any right to acquire any shares of Company Capital Stock or any Company Options or warrants to purchase Company Capital Stock or any other rights to receive or purchase shares of Company Capital Stock or other securities of Company.

(d) No bonds, debentures, notes or other indebtedness of Company (i) granting its holder the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of Company, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).

(e) Schedule 2.2(e) of the Company Disclosure Letter accurately lists all Company Debt, including, for each item of Company Debt, the Contract governing the Company Debt and the interest rate, maturity date and any assets or properties securing such Company Debt. All Company Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Debt.

(f) Except for the Company Options and the Company Warrant, or except as otherwise set forth on Schedule 2.2(f) of the Company Disclosure Letter, there are no options, warrants, calls, rights, stock purchase agreements or other Contracts of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, acquire, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Capital Stock, Company Options, warrants or other rights to purchase shares of Company Capital Stock or other securities of Company, or any Company Voting Debt that do not terminate as of the Effective Time and survive the Mergers, or obligating Company to grant or enter into any such Company Option, warrant, or call right that do not terminate as of the Effective Time and survive the Mergers. There are no Contracts relating to voting, purchase, sale or transfer of any Company Capital Stock (i) between or among Company and any Company Securityholder that do not terminate in accordance with their terms as of the Effective Time and (ii) to the knowledge of Company, between or among any of the Company Securityholders. Other than as set forth on Schedule 2.2(a) of the Company Disclosure Letter, no Company Option Plan nor any Contract of any character to which Company is a party to or by which Company is bound relating to any Company Options requires or otherwise provides for any accelerated vesting of any Company Options in connection with the Mergers or any other transaction contemplated by this Agreement or upon termination of employment or service with Company or with the Surviving Entity or Acquiror, or any other event, whether before, upon or following the Mergers or otherwise. The methodologies set forth in this Agreement and the Spreadsheet for determining the Aggregate Merger Consideration and the applicable portion of the Aggregate Merger Consideration payable to each Company Stockholder, the consideration in respect of Company Options, the consideration in respect of Restricted Shares, the consideration in respect of the Company Warrant, and the treatment of the Company Options, the Restricted Shares and the Company Warrant provided for by this Agreement, are in accordance and compliance with the Company’s Certificate of Incorporation and the Company Option Plan, the Stock Option Agreements, the Restricted Share Agreements and the Company Warrant, as the case may be, and any other agreements applicable thereto, in all respects, except where such noncompliance would result in Indemnifiable Damages to any Indemnified Person of less than $5,000 in the aggregate, and are otherwise in accordance with any applicable Legal Requirements, except where violations of any such Applicable Legal Requirement would result in Indemnifiable Damages to any Indemnified Person of less than $5,000 in the aggregate.

(g) The Spreadsheet will accurately set forth, as of the Closing, the information required to be reflected in the Spreadsheet pursuant to Section 1.12. As of the Closing, no other Person not disclosed in the Spreadsheet will have a right to acquire any shares of Company Capital Stock and/or Company Options and/or warrants, or other rights to Company Capital Stock or any amount of the Aggregate Merger Consideration. In addition, the shares of Company Capital Stock and/or Company Options disclosed in the Spreadsheet will be, as of the Closing, free and clear of any Encumbrances created by the Company’s Certificate of Incorporation or the Company’s Bylaws or any Contract to which Company is a party or by which it is bound.

2.3 Authority; Noncontravention.

(a) Subject to approval of the Mergers (and assuming (i) no revocation of approval of the Second Merger occurs by the board of directors or by the stockholder of the First-Step Surviving Corporation following the consummation of the First Merger and (ii) the accuracy of the representations of Acquiror and Merger Sub set forth in Section 3.2(a)) and adoption of this Agreement pursuant to the Company Stockholder Consent, Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by the Board of Directors. This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company enforceable against Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that restrict the availability of equitable remedies. As of the Agreement Date, the Board of Directors, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board of Directors, has approved and adopted this Agreement and approved the Mergers, determined that this Agreement and the terms and conditions of the Mergers and this Agreement are advisable and in the best interests of Company, and the Board of Directors has determined that the Mergers and this Agreement are in the best interests of the Company Stockholders, and directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and unanimously recommended that all of the Company Stockholders adopt this Agreement. Assuming, with respect to the Second Merger, the accuracy of the representations of Acquiror and Merger Sub set forth in Section 3.2(a), the Company Stockholder Approval is the only approval of the holders of the Company Capital Stock necessary to adopt this Agreement and approve the Mergers. Assuming, with respect to the Second Merger, the accuracy of the representations of Acquiror and Merger Sub set forth in Section 3.2(a), the execution of the Company Stockholder Consent by the Requisite Stockholders is sufficient for the Company Stockholder Approval.

(b) Assuming (i) with respect to the Second Merger, the accuracy of the representations of Acquiror and Merger Sub set forth in Section 3.2(a) and (ii) no revocation of approval of the Second Merger occurs by the board of directors or by the stockholder of the First-Step Surviving Corporation following the consummation of the First Merger, the execution and delivery of this Agreement by Company does not, and the consummation of the transactions contemplated hereby will not (with or without notice or lapse of time, or both), (i) result in the creation of any Encumbrance on any of the material properties or assets of any Acquired Company or any of the shares of Company Capital Stock or (ii) conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”), (A) any provision of the certificate of incorporation or bylaws or other equivalent organizational or governing documents of any Acquired Company, in each case as amended to date, (B) any Contracts, or (C) any Legal Requirements applicable to any Acquired Company or the Business; except in the case of clause (B) and solely with respect to any Contracts that are not Material Contracts, where such Conflict will not have, individually or in the aggregate with any other Conflicts, a Material Adverse Effect.

(c) Section 2.3(c) of the Company Disclosure Letter sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Mergers (assuming (i) no revocation of approval of the Second Merger occurs by the board of directors or by the stockholder of the First-Step Surviving Corporation following the consummation of the First Merger and (ii) with respect to the Second Merger, the accuracy of the representations of Acquiror and Merger Sub set forth in Section 3.2(a)), or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Second Effective Time so as to preserve all rights of, and benefits to, the Surviving Entity, under such Contracts from and after the Second Effective Time. Following the Second Effective Time, the Surviving Entity will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

(d) No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any Acquired Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware and (ii) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws.

(e) Company, the Board of Directors, and the Company Securityholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the governing documents of Company will not be applicable to any of Parent, Acquiror, the Company, the Surviving Entity, or to the execution, delivery of, or performance of the transactions contemplated by this Agreement, the Company Stockholder Consent or the Joinder Agreement, including the consummation of the Mergers (assuming (i) no revocation of approval of the Second Merger occurs by the board of directors or by the stockholder of the First-Step Surviving Corporation following the consummation of the First Merger and (ii) with respect to the Second Merger, the accuracy of the representations of Acquiror and Merger Sub set forth in Section 3.2(a)) or any of the other transactions contemplated hereby or thereby.

2.4 Financial Statements.

(a) Company has delivered to Acquiror its audited consolidated financial statements for each of its fiscal years ending December 31, 2014 and 2013 and its unaudited consolidated financial statements for the eight-month period ended August 31, 2015 (the “Interim Financial Statements”) (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Company Disclosure Letter. The Financial Statements: (i) are derived from and are in accordance with the books and records of Company; and (ii) fairly present in all material respects the consolidated financial condition of Company at the dates therein indicated and the consolidated results of operations of Company for the periods therein specified; provided, however, that the Interim Financial Statements are subject to normal recurring year-end adjustments (which are not expected to be material either individually or in the aggregate), (iii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, and (iv) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other.

(b) The Acquired Companies have no Liabilities other than (i) those set forth or adequately provided for in the consolidated balance sheet included in the Interim Financial Statements (the “Company Balance Sheet”), (ii) those incurred in the conduct of Company’s business since August 31, 2015 (the “Company Balance Sheet Date”) in the ordinary course, consistent with past practice, which are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of law, and (iii) those incurred by Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements, the Acquired Companies have no off-balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by any of the Acquired Companies. Without limiting the generality of the foregoing, the Acquired Companies have never guaranteed any debt or other obligation of any Person.

(c) Schedule 2.4(c) of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Acquired Companies maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

2.5 Absence of Certain Changes. Since the Company Balance Sheet Date, the Acquired Companies have conducted their business only in the ordinary course consistent with past practice, and:

(a) there has not occurred a Material Adverse Effect on the Acquired Companies or the Business,

(b) neither Company nor any of the Acquired Companies has made or entered into any Contract or letter of intent with respect to, or otherwise effected or agreed to effect, any acquisition, sale, license, disposition or transfer of any asset or liability of Company or any material assets of the Business other than non-exclusive object code licenses of Company Products granted by the Acquired Companies in the ordinary course of its business consistent with past practice on its standard unmodified form of customer agreement (a copy of which has been provided to Acquiror’s counsel),

(c) except as required by GAAP, there has not occurred any change in the Acquired Companies’ accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies or establishment of reserves) or any revaluation of the assets of the Acquired Companies or the Business,

(d) there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Acquired Companies, or any direct or indirect redemption, purchase or other acquisition by the Acquired Companies of any of the Acquired Companies’ securities, or any change in any rights, preferences, privileges or restrictions of any of the Acquired Companies’ outstanding securities,

(e) none of the Acquired Companies has entered into, amended, renewed or terminated any Material Contract, and there has not occurred any default or material breach under any Material Contract to which any of the Acquired Companies is a party or by which it is, or any of its assets and properties are, bound,

(f) Except as set forth on Schedule 2.5(f), there has not occurred any amendment or change to the certificate of incorporation or bylaws or other equivalent organizational or governing documents of any of the Acquired Companies,

(g) Except as set forth on Schedule 2.5(g), there has not occurred any material increase in or modification of the compensation or benefits payable or to become payable by any of the Acquired Companies to any of its directors, officers, employees or consultants, any adoption or modification of any Company Employee Plans, any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and the regulations and guidance issued thereunder, or any new loans or advances or extension of existing loans or advances to any such Persons (other than routine expense advances to employees of any of the Acquired Companies consistent with past practice), and none of the Acquired Companies has entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons, or loans under the 401(k) Plan,

(h) there has not occurred the execution of any Material Contracts or the extension of the term of any existing Material Contract with any Person in the employ or service of any of the Acquired Companies,

(i) there has not occurred any change in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of any of the Acquired Companies, any termination of employment of any such employees, or any labor dispute or claim of unfair labor practices involving any of the Acquired Companies,

(j) none of the Acquired Companies has incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of the Business Assets (other than non-exclusive object code licenses of Company Products granted by the Acquired Companies in the ordinary course of its business consistent with past practice on its standard unmodified form of customer agreement), any Liability for borrowed money or any Liability as guarantor or surety with respect to the obligations of any other Person,

(k) none of the Acquired Companies has paid or discharged any Encumbrance or Liability which was not shown on the Company Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date,

(l) none of the Acquired Companies has incurred any Liability to its directors, officers, managers, stockholders, members or equivalent stakeholders (other than Liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business, consistent with past practice),

(m) none of the Acquired Companies has cancelled or waived any Liabilities in excess of $10,000 owed to it,

(n) none of the Acquired Companies has made any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or given any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable,

(o) none of the Acquired Companies has made any material change in the pricing of Company Products or in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with Business customers,

(p) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of any of the Acquired Companies,

(q) none of the Acquired Companies has sold, disposed of, transferred or licensed to any Person any rights to any Company-Owned IP other than pursuant to Standard Outbound IP Agreements, or has acquired or licensed from any Person any Intellectual Property other than pursuant to Standard Inbound IP Agreements or the Open Source Code licenses set forth on Section 2.10(s) of the Company Disclosure Letter (other than any Copyleft License), or sold, disposed of, transferred or provided a copy of any Company Source Code to any Person other than to employees of the Acquired Companies or, in the ordinary course of business, consultants engaged in the development of Company-Owned IP that are party to a non-disclosure agreement providing adequate protections for such Company Source Code, and

(r) there has not occurred any announcement of, any negotiation by or any entry into any Contract by any of the Acquired Companies to do any of the things described in the preceding clauses (a) through (q) (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

2.6 Litigation. There is no private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation pending before any Governmental Entity (a “Legal Proceeding”), or, to the knowledge of Company, threatened against any of the Acquired Companies or any of their respective Business Assets (excluding, to the extent covered by Section 2.10(l)(iii), Company Intellectual Property) or any of their respective directors, managers, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Acquired Companies or the Business) or that challenges, or that would have the effect of preventing, delaying, making illegal, or otherwise interfering with the Mergers or any of the other transactions contemplated hereby, nor, to the knowledge of Company, is there any reasonable basis for any such action, suit, proceeding, claim, mediation, arbitration or investigation to succeed if brought. There is no judgment, decree, injunction or order against any of the Acquired Companies or any of their respective Business Assets, or, to the knowledge of Company, any of its or their respective directors, managers, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Acquired Companies or the Business). None of the Acquired Companies has any Legal Proceeding pending against any other Person.

2.7 Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree binding upon any of the Acquired Companies which has or would reasonably be expected to have, whether before or, to the knowledge of Company, after consummation of the Mergers, the effect of prohibiting, restricting or impairing any Business practice of any of the Acquired Companies, any acquisition of property by any of the Acquired Companies or the conduct or operation of the Business or limiting the freedom of any of the Acquired Companies to engage in any line of business, to sell, license or otherwise distribute services or products in any market or geographic area, or to compete with any Person.

2.8 Compliance with Laws; Governmental Permits.

(a) Each of the Acquired Companies has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to, any Legal Requirement with respect to the conduct of the Business, or the ownership or operation of the Business Assets. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a material violation by any of the Acquired Companies of, or a failure on the part of any of the Acquired Companies to comply with, any Legal Requirement. None of the Acquired Companies, nor any director, manager officer, Affiliate or employee thereof (in their capacities as such or relating to their employment, services or relationship with an Acquired Company or the Business), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

(b) Each of the Acquired Companies has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which any of the Acquired Companies currently operates or holds any interest in any of the Business Assets or (ii) that is required for the operation of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Business Authorizations”), and all of the Business Authorizations are in full force and effect. None of the Acquired Companies has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of Legal Requirements or any Business Authorization or any failure to comply with any term or requirement of any Business Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Business Authorization. None of the material Business Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

2.9 Title to, Condition and Sufficiency of Assets.

(a) The Acquired Companies have good and valid title to all of their tangible properties, and interests in tangible properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Acquired Companies valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except (i) Permitted Encumbrances incurred in the ordinary course of business consistent with past practice for obligations not past due, (ii) such imperfections of title and non-monetary Encumbrances as do not and will not detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, (iii) Liens securing Indebtedness that are reflected on the Company Balance Sheet, and (iv) those that have otherwise arisen in the ordinary course which do not detract from the value of the property subject thereto or impair the operations of the Acquired Companies or the Business. The plant, property and equipment of the Acquired Companies that are used in the operations of the Business are (i) in good operating condition and repair, subject to normal wear and tear and (ii) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice. The Acquired Companies have adequate rights of ingress and egress into any real property used in the operation of the Business.

(b) The Acquired Companies do not own any real property, nor has any of the Acquired Companies ever owned any real property. Section 2.9(b) of the Company Disclosure Letter sets forth a list of all real property currently leased, subleased or licensed by or from the Acquired Companies or otherwise used or occupied by the Acquired Companies (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of premises and the aggregate annual rental payable thereunder. Company has made available to Acquiror true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”). All such Lease Agreements are in full force and effect and are valid and enforceable in accordance with their respective terms. There is not, under any Lease Agreements, any existing default or event of default (or event which with or without notice or lapse of time, or both, would constitute a default) of any of the Acquired Companies, or to the knowledge of Company, any other party thereto. The Acquired Companies currently occupy all of the Leased Real Property for the operation of their business, and there are no other parties occupying, or with a right to occupy, the Leased Real Property. Where the Lease Agreement contains any provision for early termination, no notice or action exercising the relevant provision has been served or taken, and if any notice or action exercising the relevant provision has been taken, true, complete, and accurate details of such action are set out in Section 2.9(b) of the Company Disclosure Letter.

(c) All Leased Real Property is in good operating condition and repair and is suitable for the conduct of the Business as presently conducted therein. Neither the operation of the Acquired Companies on the Leased Real Property nor, to the knowledge Company, such Leased Real Property, violates any Legal Requirement relating to such property or operations thereon. Except as set forth in Section 2.9(c) of the Company Disclosure Letter, the Acquired Companies could not be required to expend more than $25,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease Agreement. Each of the Acquired Companies has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. None of the Acquired Companies is a party to any agreement or subject to any claim that could require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property. None of the Acquired Companies owes any brokerage commissions or finder’s fees with respect to any Leased Real Property and none of them would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(d) The Business Assets (i) constitute all of the assets (other than Intellectual Property) that are necessary for Acquiror or the Surviving Entity to conduct, operate and continue the Business and to sell and otherwise enjoy all material rights to exploitation of the Business, the Business Assets and all Company Products that are provided in connection with the Business, and (ii) constitute all of the assets (other than Intellectual Property) that are materially related to or otherwise used in the Business, without (A) the need for Acquiror to acquire, lease or license any other asset or property (other than Intellectual Property), or (B) the breach or violation of any Contract. The foregoing representation and warranty does not apply to Intellectual Property, which is the subject of Section 2.10(l) below.

2.10 Intellectual Property.

(a) Products and Services. Section 2.10(a) of the Company Disclosure Letter accurately identifies and describes: (i) each Company Product by name and version number and (ii) each Company Product currently being designed and developed and (iii) the entity that owns the applicable Company Product.

(b) Registered IP and Material IP That is Not Registered. Section 2.10(b) of the Company Disclosure Letter accurately identifies: (i) each item of Registered IP in which any of the Acquired Companies has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) all Company-Owned IP that is material to the Business that is not Registered IP and (iv) any other Person that has an ownership interest in such item of Company-Owned IP (including Registered IP) and the nature of such ownership interest. The Company has provided to Acquiror complete and accurate copies of all applications, and correspondence with any Governmental Entity, and other material documents that are not publicly available, related to each item of Registered IP.

(c) Inbound Licenses. Section 2.10(c) of the Company Disclosure Letter accurately identifies: (i) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (other than (A) agreements between any of the Acquired Companies and its employees with respect to the ownership of any Intellectual Property by such Acquired Company on the Acquired Company’s standard form thereof and (B) non-exclusive licenses to third-party software that are not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company Product and that do not involve payments of amounts in excess of $10,000 and are not otherwise material to the Company’s Business and (C) licenses for Open Source Code); (ii) whether the licenses or rights granted to an Acquired Company in each such Contract are exclusive or non-exclusive and (iii) to the extent that any such Intellectual Property is incorporated or integrated into, or bundled with, any Company Product, the Company Product with which it is incorporated, integrated or bundled. To the knowledge of Company, in the operation of the Business, the Acquired Companies do not use any Intellectual Property or Intellectual Property Right other than the Company-Owned IP, the Intellectual Property and Intellectual Property rights that are the subject of the Contracts listed in Section 2.10(c) of the Company Disclosure Letter and the Intellectual Property and Intellectual Property rights that are the subject of the Contracts that are excluded from being listed in Section 2.10(c) of the Company Disclosure Letter; provided that the foregoing shall not constitute or be deemed to be a representation or warranty with respect to the non-infringement of the operation of the Business, any Company Product or Company Intellectual Property, which is the subject only of Section 2.10(l) of this Agreement.

(d) Outbound Licenses. Section 2.10(d) of the Company Disclosure Letter accurately identifies each Contract to which any Acquired Company is a party pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Intellectual Property, excluding Contracts with any customer of any Acquired Company entered into on the Company’s standard form customer agreement, which is available at http://logentries.com/terms/ as of the Closing.

(e) Company IP Contracts. With respect to the Company IP Contracts, except as set forth in Section 2.10(e) of the Company Disclosure Letter:

(i) There are no disputes regarding any Company IP Contracts, including any dispute regarding the scope of license in any Intellectual Property, the performance under any Company IP Contracts, or any payments to be made or received by the Acquired Companies thereunder, and to the knowledge of Company, there is no reasonable basis for any such dispute.

(ii) No Company IP Contract requires any Acquired Company to include any Intellectual Property owned by any other Person in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of such Company Product.

(iii) Except for licenses granted with respect to any Open Source Code, no third party that has licensed Intellectual Property to any of the Acquired Companies has ownership or license rights to improvements or derivative works of such Intellectual Property that are made by or on behalf of any of the Acquired Companies.

(f) Royalty Obligations. Section 2.10(f) of the Company Disclosure Letter contains a complete and accurate list and summary of all recurring royalties or other recurring fees payable by any Acquired Company to any other Person (other than sales commissions payable to employees of the Acquired Companies consistent with the terms of the applicable Company Employee Plan) for the use of any Company Intellectual Property licensed to an Acquired Company by such Person.

(g) Standard Form IP Agreements. The Company has provided to Acquiror a complete and accurate copy of each standard form of Company IP Contract used by the Acquired Companies, including each standard form of (i) employee agreement containing any assignment or license of Intellectual Property Rights; (ii) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; (iii) confidentiality or nondisclosure agreement and (iv) customer agreement pursuant to which customers access or license the Company Product. Section 2.10(g) of the Company Disclosure Letter accurately identifies each agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor signed a modified version of any agreement containing any assignment or license of Intellectual Property Rights or expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Company Product or otherwise related to the Company’s Business, excluding any pre-existing Intellectual Property or Intellectual Property Rights of any consultant or independent contractor.

(h) Ownership Free and Clear. The Acquired Companies exclusively own all right, title, and interest to and in the Company-Owned IP (other than Intellectual Property Rights exclusively licensed to the Acquired Companies, as identified in Section 2.10(c) of the Company Disclosure Letter) free and clear of any Encumbrances (other than Permitted Encumbrances and licenses and rights granted pursuant to the Contracts identified in Section 2.10(d) of the Company Disclosure Letter) and Contracts with any customer of any Acquired Company entered into on the Company’s standard form customer agreement); provided that the foregoing shall not constitute or be deemed to be a representation or warranty with respect to the non-infringement of any Company-Owned IP which is the subject only of Section 2.10(l) of this Agreement. Without limiting the generality of the foregoing:

(i) Perfection of Rights. All documents and instruments necessary as of the date hereof to establish, perfect, and maintain the rights of the Acquired Companies in the Registered IP have been validly executed, delivered, and filed in a timely manner (to the extent required) with the appropriate Governmental Entity.

(ii) Orders and Decrees. No Company-Owned IP or Company Product or, to the knowledge of Company, any Company Intellectual Property that is not Company-Owned IP is subject to any proceeding, outstanding decree, order, judgment, settlement agreement, stipulation, or

“march in” right that restricts in any manner the use, transfer, or licensing thereof by any Acquired Company or which may affect the validity, use or enforceability of any such Company Intellectual Property or Company Product.

(iii) Employees and Contractors. Each Person who is or was an employee or contractor of any of the Acquired Companies and who is or was involved in the creation or development of any Company-Owned IP or Company Product has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Company-Owned IP or Company Product to one or more Acquired Companies and confidentiality provisions protecting the Company Intellectual Property, and all such agreements, or an accurate copy of all such agreements, have been made available to Acquiror. To Company’s knowledge, no current or former employee, consultant or independent contractor of the Acquired Companies who is or was involved in the creation or development of any Company-Owned IP or Company Product owned or purported to be owned by the Acquired Companies: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, any Acquired Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Acquired Companies that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(iv) To the knowledge of Company, the employment of any employee of the Acquired Companies, or the use by any of the Acquired Companies of the services of any consultant or independent contractor does not subject any Acquired Company to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for any such Acquired Company, whether such Liability is based on contractual or other legal obligations to such third party.

(v) Founders. All rights in, to and under all Intellectual Property used in any Company Products or in the operation of the Business as previously conducted or as currently conducted that was created or obtained by Company’s founders for or on behalf of or in contemplation of Company (A) prior to the inception of Company or (B) prior to their commencement of employment with Company have been duly and validly assigned to Company, and Company has no reason to believe that any such Person is unwilling to provide Company, Merger Sub or Acquiror with such cooperation as may reasonably be required to complete and prosecute all appropriate U.S. and foreign patent and copyright filings related thereto without payment of any new or additional consideration therefor. True and accurate copies of all such agreements have been provided to Acquiror.

(vi) Government Rights. Except as set forth in Section 2.10(h)(vi) of the Company Disclosure Letter, no funding, facilities, or personnel of any Governmental Entity or any public or private university, college, or other educational or research institution were used to develop or create, in whole or in part, any Company-Owned IP, or to the knowledge (without a requirement of inquiry) of Company any other Company Intellectual Property.

(vii) Protection of Proprietary Information. Each of the Acquired Companies has taken commercially reasonable steps in conformance with industry standards to maintain the confidentiality of and otherwise protect and enforce its rights in all material confidential proprietary information pertaining to the Acquired Companies or any Company Product, including entering into confidentiality, secrecy, or non-disclosure agreements consistent with industry standards (“NDAs”) before disclosing any confidential information or trade secrets to any third party. Company is in material compliance with all of its NDAs.

(viii) Standards Bodies. None of the Acquired Companies is nor has any of them ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any Acquired Company to grant or offer to any other Person any license or right to any Company-Owned IP, or to the knowledge of Company (without a requirement of inquiry) any other Company Intellectual Property.

(i) Sufficiency. The Acquired Companies own or otherwise have, and after the Closing, Acquiror or the Surviving Entity will have, all Intellectual Property and Intellectual Property Rights used in and necessary for the conduct of the Acquired Companies’ business as currently conducted and, to the knowledge of the Company, as currently proposed to be conducted in the most recent product development plan prepared by the Acquired Companies and provided to the Acquiror as of the Agreement Date. The foregoing representations and warranties set forth in this Section 2.10(i) shall not constitute or be deemed to be a representation or warranty with respect to the non-infringement of any Company Intellectual Property which is the subject only of Section 2.10(l) of this Agreement.

(j) Valid and Enforceable. All Company Registered IP, and to the knowledge of Company, all other Company-Owned IP, is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) Legal Requirements and Deadlines. Each item of Company-Owned IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Acquired Companies has been abandoned, allowed to lapse, or rejected. Section 2.10(j) of the Company Disclosure Letter accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 120 days after the Agreement Date to maintain such item of Company Registered IP in full force and effect except for such Registered IP that the Acquired Companies has elected to abandon, allowed to lapse or rejected in its good faith business judgment as set forth in Section 2.10(j) of the Company Disclosure Letter.

(ii) Interference Proceedings and Similar Claims. No interference, opposition, reissue, reexamination, or other Legal Proceeding is pending or, to the Company’s knowledge, threatened, in which the scope, validity or enforceability of any Company-Owned IP is being, has been or could reasonably be expected to be contested or challenged. To the Company’s knowledge, there is no basis for a claim that any Company Intellectual Property is invalid or unenforceable.

(k) Third-Party Infringement of Company IP. To Company’s knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company-Owned IP. Section 2.10(k) of the Company Disclosure Letter accurately identifies (and the Company has provided to Acquiror a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Companies or any representative of the Acquired Companies regarding any actual, alleged, or suspected infringement or misappropriation of any Company Intellectual Property by any Person, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(l) No Infringement of Third Party IP Rights. None of the Acquired Companies has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition. No Company Product, and no license, sale or distribution of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing, except as set forth in Section 2.10(l) of the Company Disclosure Letter:

(i) Infringement Claims. No infringement, misappropriation, or similar Legal Proceeding is pending or, to the Company’s knowledge, threatened against any of the Acquired Companies or, to the knowledge of the Company, against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by any of the Acquired Companies with respect to such Legal Proceeding. None of the Acquired Companies has ever received any written notice or other written communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation by any of the Acquired Companies, any of their employees or agents or the operation of the Business (including the manufacturing, marketing, distribution, provision, licensing or sale of, or any Company Product) of any Intellectual Property or Intellectual Property Rights of another Person, including any letter or other written communication suggesting or offering that any of the Acquired Companies obtain a license to any Intellectual Property or Intellectual Property Right of another Person. None of the Acquired Companies has requested and received any formal written legal opinion of counsel that any Company Product or the operation of the Business does or does not infringe, misappropriate, or violate any Intellectual Property Right of a third party.

(ii) Other Infringement Liability. None of the Acquired Companies is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement or misappropriation.

(iii) Infringement Claims Affecting In-Licensed IP. To the Company’s knowledge (without a requirement of inquiry), no Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Acquired Companies is pending or has been threatened, except for any such Legal Proceeding that, if adversely determined, would not adversely affect (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Companies, or (B) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Company Product.

(m) Information Systems. The Information Systems are sufficient for the needs of the Acquired Companies and the Business. The Information Systems are in good working condition to perform all information technology operations necessary for the conduct of the Business of the Acquired Companies and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all software, in each case as necessary for the conduct of the Business.

(n) Disruption of Information Systems. Company has not experienced any material disruption to, or material interruption in, the conduct of the Business attributable to a defect, error, or other failure or deficiency of any Information System. Company has taken commercially reasonable measures to provide for the back-up and recovery of the Sensitive Company Data without material disruption or interruption to the conduct of the Business.

(o) Bugs. To Company’s knowledge, none of the Information Systems or any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any Company Product (collectively,

“Company Software”) (i) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software (other than such bugs, defects or errors that are corrected in the ordinary course of maintenance of the Company Software); or (ii) fails to comply in any material respect with any contractual commitment relating to the use, functionality, or performance of such Company Software (other than such bugs, defects or errors that are corrected in the ordinary course of maintenance of the Company Software). The Company has provided Acquiror with access to a database describing all known bugs, defects, and errors as of the date of this Agreement in each version of the Company Product; provided that all such bugs, defects and errors described in such database may be corrected in the ordinary course of maintenance of the Company Software.

(p) Harmful Code. To Company’s knowledge, no Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent. Company has taken commercially reasonable steps intended to prevent the introduction of any code designed or intended to have, or capable of performing, any of the foregoing functions.

(q) Effects of This Transaction. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Company Intellectual Property; (ii) a breach of or default under any Company IP Contract; (iii) the release, disclosure, or delivery of any Company Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company Intellectual Property.

(r) Source Code. The Company Source Code for all Company Software owned or purported to be owned by the Acquired Companies contains, in all material respects, clear and accurate annotations and programmer’s comments, and otherwise has been documented in a manner that is both: (i) consistent with customary code annotation conventions and practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support such Company Software. Except as set forth in Section 2.10(r) of the Company Disclosure Letter, no source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who was not at the time of the disclosure an employee of an Acquired Company. Except as set forth in Section 2.10(r) of the Company Disclosure Letter, the Acquired Companies have no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the Company Source Code for any Company Software owned or purported to be owned by the Acquired Companies to any other Person.

(s) Open Source Code. Section 2.10(s) of the Company Disclosure Letter accurately identifies and describes (i) each item of Open Source Code that is contained in or distributed with the Company Products or from which any part of any Company Product is derived, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Company Product or Company Products to which each such item of Open Source Code relates. Except as set forth on Section 2.10(s) of the Company’s Disclosure Letter, no Company Product contains, is derived from, or is distributed with, Open Source Code that is licensed under any terms that (A) impose or could reasonably impose a requirement or condition that any Company Product or part thereof (other than the licensed Open Source Code) (x) be disclosed or distributed in source code form, (y) be licensed for the purpose of making modifications or derivative works, or (z) be redistributable at no charge, or (B) otherwise impose or could reasonably impose any other material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Product (other than the licensed Open Source Code).

(t) Schedule 2.10(t) of the Company’s Disclosure Letter identifies and describes each distinct electronic or other database containing (in whole or in part) Sensitive Company Data is maintained by or for the Company (the “Company Databases”), the types of Sensitive Company Data, including Personal Data in each such database, the means by which the Sensitive Company Data was collected, and the Security Policies (as defined below) that are maintained with respect to each such database.

(u) Company has established and is in compliance in all material respects with all of its information security policies and programs that govern the collection, use, disclosure and protection of Sensitive Company Data including Personal Data (collectively “Security Policies”). Company implements appropriate administrative, electronic and physical safeguards that are designed, consistent with industry standards, to safeguard the security, confidentiality, integrity, and availability of the Information Systems and Sensitive Company Data and protect against unauthorized access to the Information Systems and Sensitive Company Data. Company has complied with notification procedures in compliance with applicable Legal Requirements in the case of any breach of security compromising Sensitive Company Data.

(v) No material breach or material violation of any Security Policy has occurred or, to the Company’s knowledge, is threatened. There has been no unauthorized or illegal use of or access to the Sensitive Company Data, and to the Company’s knowledge, there has been no unauthorized or illegal use of or access to Information Systems. Company has complied in all material respects with all applicable industry standards and Legal Requirements pertaining to data privacy and Personal Data. No action is pending and, to the knowledge of Company, no Person has threatened in writing to commence any action concerning any claim that Company has violated any Legal Requirement in connection with or relating to the Company Databases or Sensitive Company Data and Company has not received any inquiry or complaint from any Governmental Entity regarding the collection, use, retention, storage, security, transfer, disposal, disclosure or other processing of Sensitive Company Data by or for Company.

(w) Schedule 2.10(w) identifies all Company and third party assessments, test results, audits or reviews (e.g., SSAE 16, SOC I, II and III, SysTrust, WebTrust, or perimeter certifications) of the Information Systems or other equivalent evaluations in its possession or control (“Security Assessments”). Company has provided true, complete and accurate copies of all such Security Assessments to Acquiror.

(x) Company has established privacy policies that are in conformance in all material respects with all applicable Legal Requirements and Acquiror has been provided access to all published versions of such privacy policies past and present (the “Company Privacy Policies”). At all times since Company has made Company Products available to customers, Company has provided accurate notice of its privacy practices on all of its websites (and through mobile applications and other client-side and web interface products, as applicable) and obtained any necessary consents required by Legal Requirements from data subjects required for the processing of Personal Data by or on behalf of Company. Such notices, including the Company Privacy Policies, have not contained any material omissions of the Company’s privacy practices and have not, in any material respect, been misleading, deceptive or in violation of applicable Legal Requirements. Company has complied at all times and in all material respects with all of the Company Privacy Policies and all Legal Requirements including any applicable restrictions on cross-border transfers. The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not result in a material breach or violation of any of the foregoing. Except as set forth on Schedule 2.10(x) of the Company Disclosure Letter, Company has full rights to transfer to Acquiror any and all Sensitive Company Data.

2.11 Environmental Matters. To the knowledge of Company, none of the Acquired Companies is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Companies or the Business, individually or in the aggregate; and there is no pending or, to the knowledge of Company, threatened investigation that might lead to such a claim.

2.12 Taxes.

(a) Each of the Acquired Companies has properly completed and timely filed all Tax Returns required to be filed by it, and has timely paid all Taxes owed by it (whether or not shown on any Tax Return) including, for the avoidance of doubt, all sales, use and value added Tax. All Tax Returns filed by the Acquired Companies were complete and accurate in all material respects and have been prepared in compliance with all applicable Legal Requirements. The Acquired Companies have delivered to Acquiror correct and complete copies of all income and other material Tax Returns, examination reports, and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Acquired Companies. No Acquired Company has applied for or received any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Entity).

(b) The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Acquired Companies for periods (or portions of periods) through the Company Balance Sheet Date. The Acquired Companies have no Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date.

(c) There is (i) no Lien for Taxes against any property of the Acquired Companies or the Business Assets other than Liens for Taxes not yet due and payable, (ii) no audit or, to the Company’s knowledge, pending audit of, or Tax controversy associated with, any Tax Return of an Acquired Company being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by any Acquired Company currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed. No claim has ever been made by any Governmental Entity in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.

(d) Neither Company nor any member of the Company Group (to the extent related to Company or the Business) has been or will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or non-U.S. Tax laws as a result of transactions, events or accounting methods employed prior to the Mergers.

(e) The Acquired Companies have disclosed on their Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. law. No Acquired Company has consummated or participated in, or is currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. No Acquired Company has participated in, nor is it currently participating in, a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. law.

(f) No Acquired Company has (i) ever been a member of group filing an affiliated, consolidated, combined or unitary income Tax Return other than the group with respect to which the Company is the parent, (ii) ever been a party to any Tax sharing, indemnification or allocation agreement (other than ancillary provisions in commercial contracts entered into with third parties in the ordinary course of business not primarily related to Taxes), (iii) any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by Contract, or otherwise, or (iv) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(g) No Acquired Company will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) executed on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code.

(h) Other than the Irish Subsidiary, the Company does not have any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other “business entity” for U.S. federal income tax purposes. Each Acquired Company is and always has been a corporation taxable under subchapter C of the Code for U.S. federal income Tax purposes, and has had comparable status under the Legal Requirements of any other jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. Each Acquired Company uses the accrual method of accounting for income Tax purposes.

(i) No Acquired Company has incurred a dual consolidated loss within the meaning of Section 1503 of the Code. To the knowledge of Company but without having undertaken any investigation with respect thereto, and except as otherwise indicated in the Financial Statements (including in any notes containing therein), none of the Tax attributes (including net operating loss carry forwards and general business Tax credits) of any Acquired Company is limited by Sections 269, 382, 383, 384 or 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(j) No Acquired Company is subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction. Each Acquired Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities for which receipts have been provided or are customarily provided. The Company has provided to Acquiror all documentation relating to any applicable Tax holidays or incentives that have current applicability to an Acquired Company. The Acquired Companies are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transactions contemplated in this Agreement.

(k) All related party transactions involving the Acquired Companies are at arm’s length and in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder, and any comparable provision of any other applicable Tax law. No Acquired Company is a party to any cost-sharing agreement or similar arrangement that is not in compliance with Treasury Regulation Section 1.482-7 and any comparable provision of any other applicable Tax law. The Acquired Companies have maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Section 482 Code and the Treasury Regulations promulgated thereunder and any comparable provision of any other applicable Tax law. No Acquired Company has transferred any intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code.

(l) For all years prior to the taxable year that includes the Closing, no Acquired Company has been a “passive foreign investment company” within the meaning of Section 1297 of the Code. The Irish Subsidiary is a “controlled foreign corporation” as defined in Section 957(a) of the Code. The Company would not be required to include any amount as income under Section 951 of the Code were the taxable year of the Irish Subsidiary deemed to close on the Closing Date. As of the Closing Date, the Irish Subsidiary will not hold any assets that constitute U.S. property within the meaning of Section 956 of the Code.

(m) To the extent required by applicable Law, each Acquired Company has timely filed all reports and has created and/or retained all records required under Sections 6038, 6038A, 6038B, 6038C, 6046 and 6046A of the Code (and any comparable provisions of any non-U.S. Tax law). No Acquired Company is subject to any gain recognition agreement under Section 367 of the Code.

(n) No Acquired Company has (i) been a “United States real property holding corporation” within the meaning of Section 897 of the Code or (ii) constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code.

(o) Each Acquired Company has complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including (i) withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 1472 of the Code or similar provisions under any non-U.S. law and (ii) more specifically in an Irish context, the payment, reporting and withholding of pay as you earn (PAYE), the universal social charge and social welfare contributions (including PRSI, the income levy and the health contribution)), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(p) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of any Acquired Company or any ERISA Affiliate (as defined below) to which any Acquired Company is a party or by which any Acquired Company is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Schedule 2.12(p) of the Company Disclosure Letter lists each Person who Company reasonably believes is, with respect to Company, any Acquired Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date.

(q) No share of Company Capital Stock is a “covered security” within the meaning of Section 6045(g) of the Code, nor is there any share of Company Capital Stock that was issued in connection with the performance of services and subject to vesting for which no valid and timely election pursuant to Section 83(b) of the Code was made.

(r) For the avoidance of doubt, except for Section 2.12(i), the Company makes no representations concerning the amount of, or limitations on the use of, any net operating loss, net operating loss carryover, Tax credit, or Tax credit carryover that the Acquired Companies may have for taxable periods beginning after the Closing Date.

2.13 Employee Benefit Plans and Employee Matters.

(a) Schedule 2.13(a) of the Company Disclosure Letter lists (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (iv) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (v) all employment or executive compensation or severance agreements, written or otherwise, in each case, sponsored or maintained by any Acquired Company or any ERISA Affiliate thereof, in which any present or former employee, consultant or non-employee director of any Acquired Company (or their dependents) is eligible to participate, or with respect to which any Acquired Company or any ERISA Affiliate has or may have any Liabilities (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”), provided that immaterial Company Employee Plans that have otherwise been made available to Acquiror or of which written disclosure has been provided to Acquiror need not be listed on such Schedule.

(b) Company has furnished to Acquiror, correct and complete copy of each of the Company Employee Plans required to be listed on Schedule 2.13(a) and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided to Acquiror correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Company has also provided to Acquiror a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.

(c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan. Each Company Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Company and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, any of the Company Employee Plans, in each case, in all material respects. Neither Company nor any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans. All contributions required to be made by Company or any ERISA Affiliate to any Company Employee Plan prior to the date hereof have been timely made, and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years to the extent required by GAAP. In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, Company and any ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Company Employee Plan is covered by, and neither Company nor any ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Acquiror, the Surviving Entity (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Company has, in all material respects, prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has, in all material respects, properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No Legal Proceeding is pending, or to the knowledge of the Acquired Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor, other than claims by employees for benefits received in the ordinary course under the Company Employee Plans.

(d) With respect to each Company Employee Plan, the Acquired Companies have complied in all material respects with (i) the applicable health care continuation and notice provisions of COBRA and the applicable regulations thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the applicable regulations thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the applicable regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the applicable regulations thereunder.

(e) No Company Employee Plan will be subject to any surrender fees or service fees upon termination other than normal and reasonable administrative fees associated with the termination of benefit plans and as disclosed in Schedule 2.13(e). There is no legally binding commitment, to create any additional Company Employee Plans or to change or terminate any existing Company Employee Plans.

(f) Neither Company nor any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(g) Neither Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(h) The Acquired Companies do not, nor have they ever, contributed to, sponsored or maintained any compensation and benefit plan under the law or applicable custom or rule of a jurisdiction outside of the United States or Ireland.

(i) Schedule 2.13(i) of the Company Disclosure Letter lists as of the Agreement Date each employee of the Acquired Companies who is not fully available to perform work because of disability or other leave.

(j) None of the execution and delivery of this Agreement, the consummation of the Mergers or any other transaction contemplated hereby will, individually or together or with the occurrence of some other event, except as required under this Agreement, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Acquired Companies, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iii) increase the amount of compensation due to any Person, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by any Acquired Company.

(k) Each of Company and each member of the Company Group (with respect to the Business) is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. As of the date hereof, there are no pending claims against Company and/or any member of the Company Group (with respect to the Business) under any workers compensation plan or policy or for long term disability, and there are no Legal Proceedings pending or, to the knowledge of Company, threatened, between Company or any member of the Company Group (with respect to the Business) and any of their respective employees.

(l) Schedule 2.13(l) of the Company Disclosure Letter sets forth a true, correct and complete list as of the Agreement Date of all severance Contracts and employment Contracts to which Company and/or any member of the Company Group (with respect to the Business) is a party or by which Company and/or any member of the Company Group (with respect to the Business) is bound. Neither Company nor any member of the Company Group (with respect to the Business) is a party to or bound by any collective bargaining agreement or other labor union Contract, and no collective bargaining agreement is being negotiated by Company or any member of the Company Group (with respect to the Business) and neither Company nor any member of the Company Group (with respect to the Business) has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any individual employed by Company or any member of the Company Group (with respect to the Business). Neither Company nor any member of the Company Group (with respect to the Business) has knowledge of any material activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against Company or any member of the Company Group (with respect to the Business) pending or, to the knowledge of Company, threatened which may interfere with the respective business activities of Company or any member of the Company Group (with respect to the Business). Neither Company nor any member of the Company Group (with respect to the Business), nor to the knowledge of Company, any of their respective representatives or employees, during the past three years, has committed any unfair labor practice in connection with the operation of the respective businesses of Company or any member of the Company Group (with respect to the Business), and there is no charge or complaint against Company or any member of the Company Group (with respect to the Business) by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of Company, threatened. No employee of Company or any member of the Company Group (with respect to the Business) has been dismissed in the last 12 month period.

(m) To the Company’s knowledge, no employee of Company or any member of the Company Group (with respect to the Business) is in violation of any term of any employment agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company or any member of the Company Group (with respect to the Business) because of the nature of the business conducted by Company or any such member of the Company Group (with respect to the Business) or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.13(m) of the Company Disclosure Letter, no employee of Company or any member of the Company Group (with respect to the Business) has given notice to Company or any member of the Company Group (with respect to the Business), nor does Company otherwise have knowledge, that any such employee intends to terminate his or her employment with Company or any member of the Company Group. The employment of each of the employees of Company or any member of the Company Group (with respect to the Business) is “at will” (except for non-U.S. employees of Company or any member of the Company Group (with respect to the Business) located in a jurisdiction that does not recognize the “at will” employment concept) and Company and each member of the Company Group (with respect to the Business) does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees, except as set forth on Schedule 2.13(m) of the Company Disclosure Letter. As of the date hereof, Company and each member of the Company Group (with respect to the Business) has not, and to the knowledge of Company, no other Person has, (i) entered into any Contract that obligates or purports to obligate Acquiror to make an offer of employment to any present or former employee or consultant of Company or any member of the Company Group (with respect to the Business).

(n) Except for personally identifiable information the disclosure of which would be prohibited by applicable law, the Company has provided Acquiror a true, correct and complete list, as of the date hereof, of all current officers, directors, and employees of the Acquired Companies, showing each such person’s name, position, annual base salary or wage rate, status as exempt/non-exempt, and annual target bonus opportunity (if any) for the current fiscal year. Except for personally identifiable information the disclosure of which would be prohibited by applicable law, the Company has provided to Acquiror the additional following information for each of its current international employees: city/country of employment, citizenship (as shown in the Acquired Companies’ personnel files), date of hire, manager’s name and work location, date of birth and whether, if known to the Company, the employee was recruited from a previous employer.

(o) Each of Company and each member of the Company Group (with respect to the Business) has provided to Acquiror a true, correct and complete list of all of its current individual consultants, advisory board members and independent contractors and for each the initial date of the engagement and whether the engagement has been terminated by written notice by either party.

(p) There are no performance improvement actions pending, and no formal disciplinary actions contemplated or pending, against any of Company’s or any member of the Company Group’s (with respect to the Business) current employees.

(q) Company and each member of the Company Group (with respect to the Business) is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years, (i) Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Company; and (iii) Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Neither Company nor any member of the Company Group has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Agreement Date.

(r) Schedule 2.13(r) to the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which any Acquired Company is a party. Each such nonqualified deferred compensation plan to which any Acquired Company is a party complies with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder by its terms and has been operated in accordance with such requirements. No payment required to be made by the Company or its Subsidiaries under any Company Employee Plan or other agreement is or will be subject to the penalties of Section 409A(a)(1) of the Code.

(s) The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted or repriced, and no Acquired Company has incurred or will incur (nor will Acquiror or the Surviving Entity incur) any liability or obligation to either withhold or report taxes under Section 409A of the Code upon the vesting or cancellation of any Company Options. All Company Options are options to purchase Company Common Stock, which constitutes “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) with respect to the grantor thereof. Notwithstanding the foregoing, the Company makes no representations or warranties under this Section or Section 2.13(r) with respect to actions taken by Acquiror or its Affiliates.

2.14 Interested Party Transactions. Except as set forth on Schedule 2.14, none of the officers and directors of any of the Acquired Companies and, to the knowledge of Company, none of the officers, employees, members or stockholders the Acquired Companies, nor any immediate family member of an officer, director, manager, employee, member or stockholder of the Acquired Companies, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, manager, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Acquired Companies (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). None of said officers, directors, managers, employees, members or stockholders or any member of their immediate families, is a party to, or to the knowledge Company, otherwise directly or indirectly interested in, any Contract to which any of the Acquired Companies is a party or by which any of the Acquired Companies or any of their respective assets or properties may be bound or affected, except for normal compensation for services as an officer, director, manager or employee thereof. To the knowledge of Company, none of said officers, directors, managers, employees, members, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business, except for the rights of stockholders or members under applicable Legal Requirements.

2.15 Insurance. The Acquired Companies maintain the policies of insurance and bonds set forth in Schedule 2.15 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 2.15 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible as of the Agreement Date as well all material claims made under such policies and bonds since inception. Company has provided to Acquiror correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Acquired Companies. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and each of the Acquired Companies is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and none of the Acquired Companies has knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.16 Books and Records. Company has provided to Acquiror correct and complete copies of each document that has been requested by Acquiror in connection with their legal and accounting review of Company and the Business (other than any such document that does not exist or is not Company’s possession or subject to its control). Without limiting the foregoing, the Acquired Companies have provided to Acquiror, complete and correct copies (including any and all amendments, schedules and exhibits thereto) of (a) all documents identified on the Company Disclosure Letter, (b) the certificate of incorporation and bylaws or equivalent organizational or governing documents of the Acquired Companies, each as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and stockholders of the Acquired Companies, (d) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements and, where applicable, statutory company books of the Acquired Companies, and (e) all permits, orders and consents issued by any regulatory agency with respect to the Acquired Companies and the Business, or any securities of the Acquired Companies, and all applications for such permits, orders and consents. The minute books of the Acquired Companies provided to Acquiror contain a complete and accurate summary in all material respects of all meetings of directors and stockholders or actions by written consent since the time of incorporation or formation, as applicable, of the Acquired Companies through the date of this Agreement. The books, records and accounts of the Acquired Companies (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect in all material respects all of the transactions and dispositions of the assets and properties of the Acquired Companies, and (iv) accurately and fairly reflect the basis for the Financial Statements.

2.17 Material Contracts.

(a) Except for this Agreement and the Contracts specifically identified in Schedule 2.17 of the Company Disclosure Letter, none of the Acquired Companies is a party to or bound by any of the following Contracts (each a “Material Contract”):

(i) any distributor, original equipment manufacturer, reseller, value added reseller, sales, agency or manufacturer’s representative Contract pursuant to which any Person has a right to market, resell or distribute any Company Products (each a “Reseller Agreement”);

(ii) any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets in excess of $20,000 (other than Standard Inbound IP Agreements, Standard Outbound IP Agreements and Contracts otherwise listed in Schedule 2.17(a)(ix), (x) or (xiv)of the Company Disclosure Letter);

(iii) any mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging, forward, swap or other derivative arrangement, or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(iv) any Contract providing for capital expenditures in excess of $25,000;

(v) any Contract limiting the freedom of any of the Acquired Companies to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of any of the Acquired Companies to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(vi) any Contract pursuant to which any of the Acquired Companies is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(vii) any Contract (A) with any of its officers, directors, managers, employees, members or stockholders or any member of their immediate families (other than Contracts listed in Schedule 2.17(a)(xv) and Contracts for the grant of Company Options) or (B) with any Person with whom any of the Acquired Companies does not deal at arm’s length;

(viii) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person other than Intellectual Property Rights and other indemnities granted by any of the Acquired Companies under Standard Inbound IP Agreements, and Standard Outbound IP Agreements;

(ix) other than Standard Outbound IP Agreements, all licenses, sublicenses and other Contracts to which any of the Acquired Companies are a party and pursuant to which any Person is granted any rights to Company Intellectual Property or pursuant to which any of the Acquired Companies has agreed to any restriction on the right of any of the Acquired Companies to use or enforce any Company-Owned IP or pursuant to which any of the Acquired Companies agrees to encumber, transfer or sell rights in or with respect to any Company-Owned IP;

(x) other than Standard Inbound IP Agreements, all licenses, sublicenses and other Contracts pursuant to which any of the Acquired Companies acquired or is granted any rights to Intellectual Property owned by a third party or pursuant to which any of the Acquired Companies is granted the right to market, resell or distribute any products, technology or services of any Person;

(xi) any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for any of the Acquired Companies, other than employee invention assignment agreements and consulting agreements on Company’s standard form of agreement, copies of which have been provided to Acquiror;

(xii) any Contract to license or authorize any third party to manufacture or reproduce any Company Products or Company Intellectual Property;

(xiii) any Contract with a Significant Supplier;

(xiv) (a) any joint venture Contract, (b), any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (c) any Contract that involves the payment of royalties to any other Person;

(xv) any Contract for the employment of any director, officer, employee or consultant of any of the Acquired Companies or any other type of Contract with any officer, employee or consultant of any of the Acquired Companies that is not immediately terminable by such Acquired Company without cost or Liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Mergers (assuming, with respect to the Second Merger, the accuracy of the representations of Acquiror and Merger Sub set forth in Section 3.2(a)), any transaction contemplated by this Agreement, or any subsequent condition or event, or on account of any Contract that is entered into in connection with this Agreement;

(xvi) any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or any other securities of any of the Acquired Companies or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the repurchase rights, if any, disclosed on Schedule 2.2(a) of the Company Disclosure Letter;

(xvii) any Contract under which any of the Acquired Companies provides any advice or services, consulting, professional services, software implementation, deployment or development services, or support services to any third party;

(xviii) any Contract with any labor union or any collective bargaining agreement or similar contract with any employees;

(xix) any Contract with any investment banker, broker, advisor or similar party retained by any of the Acquired Companies, in connection with this Agreement and the transactions contemplated hereby;

(xx) any Contract pursuant to which any of the Acquired Companies has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any contract pursuant to which it has any material ownership interest in any other Person;

(xxi) any Contract with any Governmental Entity, any Business Authorization, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each a “Government Contract”);

(xxii) any settlement agreement;

(xxiii) any other Contract not listed in clauses (i) through (xxii) that were not entered into in the ordinary course of business; or

(xxiv) any other Contract or obligation not listed in clauses (i) through (xxiii) that individually had or has a value or payment obligation in excess of $50,000 over the life of the Contract or is otherwise material to the Acquired Companies, the Business or the Business Assets.

(b) All Material Contracts are in written form. The applicable Acquired Company has performed in all material respects all of the obligations required to be performed by it and the applicable Acquired Company is entitled to all benefits under any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no material default or event of default or event, occurrence, condition or act, with respect to any of the Acquired Companies or to the knowledge of Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a material default or exercise any material remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of any of the Acquired Companies under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. None of the Acquired Companies has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. None of the Acquired Companies has any Liability for renegotiation of Government Contracts. Correct and complete copies of all Material Contracts have been provided to Acquiror prior to the Agreement Date.

(c) All Contracts pursuant to which any Person has the right to purchase, license, market, distribute or resell any Company Product can be terminated or not renewed by an Acquired Company in accordance with their terms, without any liability to any Acquired Company, including but not limited to any liability for termination damages.

2.18 Export Control Laws. Each of the Acquired Companies has conducted its export transactions in accordance in all respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:

(a) each of the Acquired Companies has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States to the jurisdictions in which the Acquired Companies export, or have exported, such products, software or technologies;

(b) each of the Acquired Companies is in compliance with the terms of all applicable export licenses or other approvals;

(c) there are no pending or, to the knowledge of Company, threatened claims against any of the Acquired Companies with respect to such export licenses or other approvals;

(d) to the knowledge of Company, there are no actions, conditions or circumstances pertaining to export transactions of any of the Acquired Companies that would reasonably be expected to give rise to any future claims; and

(e) no consents or approvals for the transfer of export licenses to Acquiror are required, except for such consents and approvals that can be obtained expeditiously without material cost.

2.19 Customers and Suppliers.

(a) None of the Acquired Companies has any outstanding material dispute concerning products and/or services provided by any supplier who, for the year ended December 31, 2014 or the eight months ended August 31, 2015, was one of the 20 largest suppliers of products and/or services to the Acquired Companies, based on amounts paid or payable (each, a “Significant Supplier”), the Company has no knowledge of any material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier is listed on Schedule 2.19(a) of the Company Disclosure Letter. None of the Acquired Companies has received any information in writing or, to the knowledge of the Company, otherwise from any Significant Supplier that such supplier shall not continue as a supplier to any of the Acquired Companies after the Closing or that such supplier intends to terminate or materially modify existing Contracts with any of the Acquired Companies (or the Surviving Entity or Acquiror). Each of the Acquired Companies has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business, and Company has no knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

(b) None of the Acquired Companies has any outstanding material dispute concerning any Company Products provided to any customer of the Business who, for the year ended December 31, 2014 or the eight months ended August 31, 2015, was one of the 20 largest customers of the Business, based on amounts paid or payable (each, a “Significant Customer”), the Company has no knowledge of any material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed on Schedule 2.19(b)-1 of the Company Disclosure Letter. None of the Acquired Companies has received any information in writing or, to the knowledge of the Company, otherwise from any Significant Customer that such customer shall not continue as a customer of any of the Acquired Companies after the Closing or that such customer intends to terminate or materially modify existing Contracts with any of the Acquired Companies (or the Surviving Entity or Acquiror). All of the Contracts with the customers of the Business (including the Standard Outbound IP Agreements) (or purported to be Contracts with customers of the Business) are valid and enforceable and have been entered into on behalf of the Business by the Irish Subsidiary, except as specifically disclosed on Schedule 2.19(b)-2.

2.20 Accounts Receivable and Payable.

(a) The accounts receivable shown on the Company Balance Sheet arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Acquired Companies’ past practices and are sufficient to provide for any losses which may be sustained on realization of the receivables. The accounts receivable of the Acquired Companies arising after the Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, represented or shall represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof. None of the accounts receivable of the Acquired Companies is subject to any claim of offset, recoupment, setoff or counter-claim, and Company has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. None of the accounts receivable of the Acquired Companies is contingent upon the performance by any of the Acquired Companies of any obligation or Contract and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Company has provided to Acquiror an accurate aging of the Acquired Companies’ accounts receivable in the aggregate and by customer, which indicates the amounts of allowances for doubtful accounts, warranty returns, accounts receivable of the Acquired Companies which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.

(b) All accounts payable and notes payable of the Acquired Companies arose in the ordinary course of business, consistent with past practices in bona fide arms’ length transactions and no such account payable or note payable is delinquent by more than sixty (60) days in its payment. Since June 30, 2015, each of the Acquired Companies has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with its past practices.

2.21 Transaction Fees. Except as set forth in Section 2.21 if the Company Disclosure Letter, none of the Acquired Companies (nor any of their Affiliates) is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Mergers or any other transaction contemplated by this Agreement.

2.22 Certain Business Practices; FCPA.

(a) None of the Acquired Companies, nor, to the Company’s knowledge, any Affiliates of the Company or any director, officer, employee, agent or representative of any of the Acquired Companies or its Affiliates, has (i) made, offered, promised, authorized or approved any unlawful payment, whether in the form of a bribe, kickback, rebate, payoff, influence payment or otherwise, to any government official (including any officer or employee of a government or government-owned or controlled entity, all of the foregoing being referred to as “Government Officials”), or to any other person while knowing that all or some portion of the money or value was or will be offered, given or promised to a Government Official, to influence official action or secure an improper advantage or (ii) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, and (iii) the Acquired Companies, and to the Company’s knowledge, the Affiliates of the Company, have conducted their businesses in compliance with the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act (2010), and all other applicable anti-corruption laws, anti-bribery laws, and import-export laws.

(b) There have been no, and will be no, false or fictitious entries made in the books or records of any of the Acquired Companies relating to any secret or unrecorded fund or any unlawful payment, gift or other thing of value and none of the Acquired Companies has established or maintained, or will establish or maintain, a secret or unrecorded fund.

(c) No natural person who is an owner of the Company or any other Acquired Company is a “foreign official” within the meaning of the Foreign Corrupt Practices Act of 1977.

(d) None of the Acquired Companies nor any of their agents acting or benefiting in any capacity in connection with this Agreement is any of the following: (i) a “Blocked Person” listed in the Annex to Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, a Blocked Person listed in the Annex to the Executive Order No. 13224; (iii) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department, Office of Foreign Assets Control at its official website.

(e) None of the Acquired Companies nor any of their agents acting in any capacity in connection with this Agreement or the transactions contemplated hereby (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

2.23 Corporate Flip Transaction. The Company was incorporated on September 13, 2013 and, pursuant to a series of related actions and agreements, among other things, effected the exchange contemplated by that certain Exchange Agreement, dated as of November 18, 2013, by and among JLizard Limited (“JLizard”), the Company and the former shareholders of JLizard party thereto (the “Exchange Agreement”), and dissolved Logentries, Inc. (“Logentries”) (such related actions and agreements collectively, the “Flip”). The Flip was consummated in accordance with all applicable Legal Requirements. The Flip was duly authorized by all requisite corporate, limited liability company or equivalent action on the part of the Company, JLizard, Logentries and each of the other constituent parties to the Flip (collectively, the “Flip Parties”). The consummation of the Flip did not and will not (i) violate the provisions of the organizational documents of any of the Flip Parties, (ii) conflict with or result in a breach of any of the terms or provisions of, or constitute a default (with or without notice or lapse of time or both) under, or result in a loss of rights (with or without notice or lapse of time or both) under, any Contract or other instrument or obligation to which any of the Flip Parties is a party or by which any of the Flip Parties, or any of their respective properties, is bound, (iii) conflict with or result in a breach of any order, decree, judgment, rule or regulation applicable to any of the Flip Parties or any Acquired Company, (iv) result in the creation or imposition of any Lien or Encumbrance upon any property or asset of the Flip Parties, the Acquired Companies or the Business or (v) result in the creation of any Liability or Indebtedness of any of the Acquired Companies not adequately reflected in or reserved against on the Company Balance Sheet.

2.24 Representations Complete. To the Company’s knowledge, none of the representations or warranties made by Company (for itself or on behalf of any of the Acquired Companies) herein or in any exhibit or schedule hereto, including the Company Disclosure Letter, or in any certificate furnished by any of the Acquired Companies pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not materially misleading.

2.25 Information Statement. The Information Statement will contain all information material to the matters sought for approval by the Company Stockholders. None of the information supplied by Company for inclusion in the Information Statement will contain, as of the date of the Information Statement, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as otherwise disclosed in the SEC Filings, Acquiror and Merger Sub represent and warrant to Company as follows:

3.1 Organization and Standing. Each of Acquiror and Merger Sub is a corporation or limited liability company duly incorporated or formed and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and Merger Sub has the corporate or limited liability company power and authority to own, lease and operate its assets and properties and to conduct its business. Each of Acquiror and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole. Neither Acquiror nor Merger Sub is in violation of any of the provisions of its certificate of incorporation, bylaws, operating agreement or equivalent organizational or governing documents.

3.2 Authority; Noncontravention.

(a) Each of Acquiror and Merger Sub has all requisite corporate or limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by each of Acquiror and Merger Sub and constitutes the valid and binding obligation of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub, respectively, in accordance with its terms, subject to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. Each of Acquiror’s and Merger Sub’s Board of Directors, by resolutions or action by unanimous written consent duly adopted (and not thereafter modified or rescinded) by the vote of Acquiror’s and Merger Sub’s Board of Directors, respectively, has approved and adopted this Agreement and approved the Mergers and determined that this Agreement and the terms and conditions of the Mergers and this Agreement are advisable and in the best interests of Acquiror and Merger Sub and their respective stockholders or members. The adoption of this Agreement, approval of the Mergers, and issuance of the Shares to Company Stockholders pursuant to the Mergers does not require the vote or approval of the holders of Parent Common Stock.

(b) The execution and delivery of this Agreement by each of Acquiror and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of Acquiror and Merger Sub or the Shares or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any provision of the certificate of incorporation or bylaws of Acquiror or Merger Sub, in each case as amended to date or any Legal Requirements applicable to Acquiror or Merger Sub.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger and Second Certificate of Merger, (ii) the filing of the Form 8-K and the Form 8-K Amendment with the SEC, (iii) the filing of the Form S-8 with the SEC and (iv) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Acquiror’s or Merger Sub’s ability to consummate the Mergers or to perform their respective obligations under this Agreement and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

3.3 Cash Resources; Parent Common Stock; Capitalization.

(a) Acquiror or Parent has and shall have sufficient cash resources to pay the Aggregate Cash Consideration Amount payable at the Closing pursuant to this Agreement, and if Acquiror lacks such cash resources, Parent shall provide sufficient cash resources to Acquiror to pay the Aggregate Cash Consideration Amount payable at the Closing pursuant to this Agreement.

(b) Parent has the duly and validly authorized capital stock as set forth in the SEC Filings. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to the issuance of the shares of Parent Common Stock to be issued pursuant to this Agreement.

(c) The Shares have been duly and validly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all Encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws and the Investor Rep Letters. The issuance of the Shares does not contravene the rules and regulations of The NASDAQ Stock Market. Based on representations from the Accredited Investors, or Additional Accredited Investors, as applicable, the Shares will be exempt from registration pursuant to Rule 506 of Regulation D or Regulation S promulgated under the Securities Act or Section 4(a)(2) of the Securities Act and applicable state securities laws.

(d) All shares of Parent Common Stock issuable upon exercise of Company Vested Options to be assumed by Parent as Assumed Options pursuant to this Agreement have been duly and validly authorized.

3.4 SEC Filings.

(a) Acquiror has timely filed with or otherwise furnished (as applicable) to the SEC the SEC Filings. As of their respective dates, the SEC Filings, including any financial statements or schedules included or incorporated by reference therein, at the time filed complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Filings.

(b) As of their respective dates, the SEC Filings, including any financial statements or schedules included or incorporated by reference therein, at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5 Litigation. Except as described in the SEC Filings, there are no pending Legal Proceedings against or affecting Parent, its subsidiaries or any of its or their properties that has had or would reasonably be expected to have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole; and to Parent’s knowledge, no such Legal Proceedings are threatened.

3.6 Compliance with NASDAQ Continued Listing Requirements. Parent is in compliance with applicable continued listing requirements of The NASDAQ Stock Market. There are no proceedings pending or, to Parent’s knowledge, threatened against Parent relating to the continued listing of the Parent Common Stock on The NASDAQ Global Market and Parent has not received any currently pending notice of the delisting of the Parent Common Stock from The NASDAQ Global Market.

ARTICLE 4

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of the Business. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time:

(a) Company shall, and shall cause each of the Acquired Companies to, conduct the Business in all material respects solely in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquiror) and in compliance in all material respects with all applicable Legal Requirements;

(b) Company shall, and shall cause each of the Acquired Companies to, (A) pay all debts and Taxes of the Acquired Companies and the Business when due, subject to good faith disputes over such debts or Taxes, (B) pay or perform other material obligations of the Acquired Companies or the Business when due, (C) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable of the Acquired Companies when due and not extend credit outside of the ordinary course of business consistent with past practices, (D) sell the Acquired Companies products consistent with past practices as to license, service and maintenance terms, incentive programs, and in accordance with GAAP requirements as to revenue recognition, and (E) use commercially reasonable efforts consistent with past practice and policies to preserve intact in all material respects its present business organizations, keep available the services of its present officers and key employees and preserve in all material respects its relationships with customers, suppliers, distributors, licensors, licensees, and others having material business dealings with it, to the end that its goodwill and ongoing businesses shall be materially unimpaired at the Closing; and

(c) At or prior to the Closing, Company shall use its reasonable best efforts to use any amounts of Cash on hand in excess of the Minimum Cash Balance to pay off all amounts which, if outstanding and unpaid as of the Closing would constitute Company Debt and Transaction Expenses.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Stockholder Approval and Board Recommendation.

(a) Company shall use its commercially reasonable efforts to take all action necessary in accordance with this Agreement, Delaware Law, the Company’s Certificate of Incorporation, the Company’s Bylaws, or other equivalent organizational or governing documents to secure the Company Stockholder Approval. Company’s obligation to secure the Company Stockholder Approval in accordance with this Section 5.1(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal, or if the Board of Directors withholds, withdraws, amends or modifies its recommendation to the Company Stockholders in favor of the Company Stockholder Approval. Promptly upon receipt of the executed Company Stockholder Consent from the Requisite Stockholders, Company shall deliver copies thereof to Acquiror.

(b) (i) The Board of Directors shall recommend that the Company Stockholders vote in favor of the approval of the Mergers and adoption of this Agreement pursuant to the Company Stockholder Consent; (ii) any information statement or other disclosure document distributed to the Company Stockholders, if any, in connection with this transaction shall include a statement to the effect that the Company Board of Directors has recommended that the Company Stockholders vote in favor of the approval of the Mergers and adoption of this Agreement pursuant to the Company Stockholder

Consent (such document, the “Information Statement”); and (iii) the Board of Directors shall not (nor any committees thereof) withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Acquiror, the recommendation of Company’s Board of Directors that the Company Stockholders vote in favor of the approval of the Mergers and adoption of this Agreement.

5.2 No Solicitation.

(a) From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to ARTICLE 7, none of the Acquired Companies will, nor will they authorize or permit any of their respective officers, directors, managers, Affiliates, members, stockholders or employees or any investment banker, attorney or other advisor or representative retained by them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, facilitate, encourage, entertain, discuss, negotiate, accept, initiate, seek, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer, in each case from or with, as applicable, any third party that is not an Acquired Company or a Company Representative, that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action specified in clause (i) with any such third party regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any Company Stockholders or (vi) enter into any other transaction or series of transactions not in the ordinary course of the Business, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Mergers. Each of the Acquired Companies will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that any of the Acquired Companies is obligated pursuant to this Section 5.2 not to authorize or permit such Company Representative to take, then Company shall be deemed for all purposes of this Agreement to have breached this Section 5.2.

“Acquisition Proposal” shall mean, with respect to the Acquired Companies and the Business, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquiror), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from the Acquired Companies or the Company Stockholders, by any Person or Group (as hereinafter defined) of more than a 10% interest in the total outstanding voting securities of any Acquired Company or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of any Acquired Company or any merger, consolidation, business combination or similar transaction involving any Acquired Company; (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of Acquired Company or the Business Assets in any single transaction or series of related transactions; (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of any of the Acquired Companies, or any extraordinary dividend, whether of cash or other property; or (D) any other transaction outside of the ordinary course of the Business the consummation of which would reasonably be expected to materially impede, interfere with, prevent or delay the Mergers.

“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

(b) Company shall immediately (but in any event, within 24 hours) notify Acquiror orally and in writing after receipt by any of the Acquired Companies (or, to the knowledge of Company, by any of the Company Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for nonpublic information relating to the Acquired Companies or for access to any of the properties, books or records of the Acquired Companies, which by its nature would reasonably be understood to express an interest in considering or could reasonably be expected to result in a potential Acquisition Proposal, by any Person or Persons other than Acquiror. Such notice shall describe (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. Company shall keep Acquiror fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquiror a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. Company shall provide Acquiror with 48 hours prior notice (or such lesser prior notice as is provided to the Company’s Board of Directors) of any meeting Company’s Board of Directors or the Company Stockholders at which an Acquisition Proposal is reasonably expected to be discussed.

5.3 Confidentiality; Public Disclosure.

(a) Each party hereto agrees that, it and its representatives shall hold the terms of the Mergers in strict confidence. At no time shall any party disclose any of the terms of the Mergers (including, but not limited to, the economic terms) or any non-public information about a party hereto (collectively, the “Confidential Information”) to any other party (other than the Company Securityholders after the date hereof solely in connection with delivery of the Information Statement or the information statement provided in connection with the Section 280G stockholder approval pursuant to Section 5.12) without the prior written consent of the party about which such non-public information relates. Notwithstanding the foregoing, (i) a party hereto shall be permitted to disclose any and all terms to its financial, tax, and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Entity or administrative agency, including for the avoidance of doubt communications or filings with the SEC, to the extent necessary or advisable in compliance with applicable Legal Requirements and the rules of The NASDAQ Stock Market, and (ii) the obligations not to disclose Confidential Information shall not apply to Confidential Information made available to the public without breach of this Agreement and, to the knowledge of the party seeking to rely on the exception in this clause (ii), without breach of any other Contract covering such Confidential Information. In addition, notwithstanding anything herein to the contrary, the Securityholders’ Agent shall be permitted to disclose Confidential Information to the Company Securityholders in connection with its responsibilities, provided that any such disclosures are made only on a need-to-know basis and subject to confidentiality restrictions with respect thereto.

(b) None of the Acquired Companies shall issue any press release or other public communications relating to the terms of this Agreement or the transactions contemplated hereby or use

Acquiror’s name or refer to Acquiror directly or indirectly in connection with Acquiror’s relationship with the Acquired Companies in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquiror, unless required by law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquiror prior to any such disclosure) and except as reasonably necessary for the Acquired Companies to obtain the consents and approvals of the Company Stockholders and other third parties contemplated by this Agreement or otherwise to comply with the terms of this Agreement. Notwithstanding anything herein or in the Confidentiality Agreement, Acquiror shall use its commercially reasonable efforts to provide Company with a copy of any proposed press release or other public communication announcing the Mergers, enabling Company and its counsel a reasonable time to review and comment on such communication prior to its public release, and thereafter Acquiror may make such other public communications regarding this Agreement or the transactions contemplated hereby as Acquiror after consultation with Company may determine is reasonably appropriate.

5.4 Reasonable Efforts. Each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in ARTICLE 6, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Mergers and the other transactions contemplated hereby.

5.5 Third Party Consents; Notices. Company shall obtain prior to the Closing, and deliver to Acquiror at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 1.4(b)(xxii)(a) hereto (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(b)(ii)(b) of the Company Disclosure Letter if entered into prior to the Agreement Date). Company shall terminate (or caused to be terminated) prior to the Closing, and deliver evidence of such termination to Acquiror at or prior to the Closing, all of the Contracts listed or described on Schedule 1.4(b)(xxii)(b) hereto and to amend prior to the Closing, and deliver evidence of such amendment to Acquiror at or prior to the Closing, all of the Contracts listed or described on Schedule 1.4(b)(xxii)(c) hereto.

5.6 Litigation. Company will (i) notify Acquiror in writing promptly after learning of any Legal Proceeding initiated by or against it or any Acquired Company, or known by Company to be threatened against any Acquired Company or any of their respective directors, managers, officers, employees, members or stockholders in their capacity as such (a “New Litigation Claim”), (ii) notify Acquiror of ongoing material developments in any New Litigation Claim and (iii) consult in good faith with Acquiror regarding the conduct of the defense of any New Litigation Claim.

5.7 Access to Information.

(a) During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, (i) the Acquired Companies shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during business hours to (A) all of the Acquired Companies’ properties, books, Contracts and records and (B) all other information concerning the Business, the Business Assets, and personnel of the Acquired Company as Acquiror may reasonably request, and (ii) the Acquired Companies provide to Acquiror and their accountants, counsel and other representatives upon request by such parties correct and complete copies of the Acquired Companies’ (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which any of the Acquired Companies has been a party, and (D) receipts for any Taxes paid to foreign Tax Authorities.

(b) Subject to compliance with applicable Legal Requirements, from the date hereof until the earlier of the termination of this Agreement and the Closing, upon reasonable request by Acquiror, Company shall confer from time to time as requested by Acquiror with one or more representatives of Acquiror to discuss any material changes or developments in the operational matters the Acquired Companies and the general status of the ongoing operations of Acquired Companies and the Business.

(c) No information or knowledge obtained by Acquiror during the pendency of the transactions contemplated by this Agreement in any investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.

5.8 Expenses. Whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Transaction Expenses) shall be paid by the party incurring such expense. Notwithstanding the foregoing, Acquiror, on the one hand, and the Company, on the other hand (by way of reduction of the Initial Merger Consideration), shall each be responsible for 50% of the payment of all filing fees under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any foreign antitrust or competition filings required to be made at or prior to Closing in connection with the transactions contemplated hereby.

5.9 Employees and Contractors.

(a) If requested by Acquiror, the Acquired Companies shall assist Acquiror with any efforts to enter into an Offer Package with Continuing Employees as soon as practicable after the date hereof. With respect to matters described in this Section 5.9, Company will consult with Acquiror (and will consider in good faith the advice of Acquiror) prior to sending any notices or other communication materials to any Company employees.

(b) To the extent reasonably requested by Acquiror, Company shall use reasonable efforts to obtain confirmatory assignments of Intellectual Property from the employees and independent contractors and consultants set forth on Schedule 1.4(b)(xix) of the Company Disclosure Letter, in each case in a form reasonably acceptable to Acquiror.

(c) Acquiror shall pay, or cause to be paid, not later than the date upon which Acquiror pays annual bonuses for 2015 to its employees in the ordinary course of business, to employees of the Company and its Subsidiaries who remain employed with Acquiror or any of its Affiliates as of immediately following the Closing (“Continuing Employees”) and remain employed through the payment date of such bonus, the amount of the Linda Pro Rata Bonus Accrual.

(d) Prior to the Closing, Company shall pay, discharge and satisfy in full (including full amounts that may have accrued under any Acquired Company policy or pursuant to Legal Requirement) with respect to all U.S. employees of the Acquired Companies, all accrued but unpaid vacation and paid-time-off for all periods up to and through the Effective Time, including all employer-side payroll Taxes associated therewith.

(e) Following the Closing, Acquiror shall use its commercially reasonable efforts to provide continuing United States employees of the Company who continue to be employed by Acquiror or an United States Affiliate of Acquiror credit for purposes of eligibility to participate and vesting under the employee benefit plans or arrangements maintained by Acquiror or its Affiliates in which such continuing employees participate for such employees’ service with the Acquired Companies to the same extent recognized by comparable plans of the Acquired Companies immediately prior to the Closing Date, except where credit would result in duplication of benefits or would be prohibited under the terms of such Acquiror benefit plans or arrangements and such prohibition is not removed through Acquiror’s use of commercially reasonable efforts as required hereunder.

(f) Nothing in this Agreement shall confer upon any employee or other service provider of any Acquired Company any right to continue in the employ or service of Acquiror or any Affiliate of Acquiror, or shall interfere with or restrict in any way the rights of Acquiror or any of its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any such employee or other service provider at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.9 shall (i) be deemed or construed to be an amendment or other modification of any Company Employee Plan or any employee benefit plan, program or arrangement of Acquiror or any of its Affiliates, or (ii) create any third party rights in any current or former employee, director, contractor or other service provider of Acquiror, any Acquired Company the Company or any of their respective Affiliates (or any beneficiaries or dependents thereof).

5.10 Certain Closing Certificates and Documents. Company shall prepare and deliver to Acquiror not less than one (1) calendar day prior to Closing, the Spreadsheet and the Company Net Working Capital Certificate. Company shall provide to Acquiror, promptly after Acquiror’s request, copies of the documents or instruments evidencing the amounts set forth on any such draft or final document.

5.11 Parachute Payment Waivers. Company shall obtain and deliver to Acquiror, prior to seeking the requisite stockholder approval under Section 5.12, a Parachute Payment Waiver, in customary form reasonably acceptable to Acquiror and its counsel (“Parachute Payment Waiver”), from each Person who Company reasonably believes is, with respect to Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the requisite stockholder approval under Section 5.12, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment within the meaning of Section 280G of the Code that could reasonably be expected to be deemed to be contingent upon the transactions contemplated by this Agreement (within the meaning of Section 280G of the Code and the Treasury Regulations thereunder) to the extent the value thereof exceeds 2.99 times such Person’s “base amount” determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite stockholder approval of such payments and benefits is obtained pursuant to Section 5.12. Company shall submit the payments which are waived pursuant to the Parachute Payment Waivers to the Company Stockholders and the holders of the voting power of any entity stockholder for their approval in accordance with all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

5.12 Section 280G Stockholder Approval. Company shall submit the payments which are waived pursuant to the Parachute Payment Waivers to the Company Stockholders to obtain the approval by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and benefits that might otherwise reasonably be expected to result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder vote to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations and which shall be in a form and substance reasonably satisfactory to Parent and its counsel.

5.13 Termination of Benefit Plans. With the exception of Company Employee Plans of the Irish Subsidiary, effective as of the day immediately preceding the Closing Date (but contingent upon the Closing), Company shall terminate all “employee benefit plans”, including the 401(k) Plan (unless Acquiror provides written notice to Company no later than three Business Days prior to the Closing Date that such 401(k) Plan shall not be terminated). Unless Acquiror provides such written notice to Company, no later than three Business Days prior to the Closing Date, Company shall provide Acquiror with evidence that such Company Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Acquiror (not to be unreasonably withheld). Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as are reasonably necessary to effect the purposes of this Section 5.13.

5.14 Termination of Financing Statements. Company shall take all actions necessary such that (i) UCC-2 or UCC-3 termination statements, as applicable, have been filed with respect to each of the UCC-1 financing statements filed in order to perfect security interests in assets of Company or the Business Assets that have not yet expired and (ii) all Encumbrances (other than Permitted Encumbrances and non-exclusive licenses and rights granted (other than any Liens) pursuant to the Contracts identified in Section 2.10(d) of the Company Disclosure Letter and Contracts with any customer of any Acquired Company entered into on the Company’s standard form customer agreement) on assets of Company or Business Assets shall be released prior to or simultaneously with the Closing.

5.15 Corporate Matters. Each of the Acquired Companies shall, (a) if applicable, prior to the Closing, deliver to Acquiror a completed annual franchise tax report (or similar applicable form, report or document), which report shall be true and correct in all respects, for such Acquired Company’s jurisdiction of incorporation with respect to the current year setting forth the amount of taxes and fees that shall have accrued as of the Closing and, if due and payable, pay all corporate franchise, foreign corporation and similar Taxes that shall have accrued as of the Closing (all such Taxes that have accrued but are not yet due and payable as of the Closing shall be included as Liabilities for Taxes as of the Closing Date in the calculation of Company Net Working Capital) and (b) prior to the Closing, take such actions as are requested by Acquiror to appoint, effective at the Effective Time, new officers and directors of Company and deliver evidence of such appointments to Acquiror at or prior to the Closing, in each case pursuant to and in accordance with Section 1.6).

5.16 Tax Matters.

(a) Pre-Closing Tax Returns. Acquiror shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Acquired Companies for Pre-Closing Tax Periods required to be filed after the Closing Date, and shall timely remit (or cause to be timely remitted) to the appropriate Governmental Entity all Taxes reflected on such Tax Returns. To the extent such Tax Returns relate in whole or in part to any Pre-Closing Tax Period, such Tax Returns shall be prepared consistent with past practices of the Company, provided (1) such past practices reflect at least a “more likely than not” position (if such position is available), and (2) this limitation does not apply to changes made to reporting practices with respect to Transfer Pricing Matters, or to any reasonably appropriate correlative changes made in connection with such Transfer Pricing Matters. Acquiror shall provide the Securityholders’ Agent with a copy of each such proposed income and other material Tax Return for review and comment for a reasonable period prior to the filing of such Tax Return (which, in the case of income Tax Returns shall be at least 20 days prior to the due date, taking into account any validly obtained extensions of time to file); provided that any failure or delay in providing any Tax Return to the Securityholders’ Agent shall not relieve the Company Stockholders of any indemnification obligations with respect to such Tax Return except to the extent the Company Stockholders are actually prejudiced as a result thereof. Except in respect of the Transfer Pricing Matters, Acquiror shall consider in good faith any reasonable changes requested by the Securityholders’ Agent with respect to any Tax Returns of the Acquired Companies for (i) any taxable periods ending on or prior to the Closing Date, or (ii) with respect to a Straddle Period, the portion of any such taxable period ending on the Closing Date.

(b) Cooperation; Amendments. Acquiror, the Securityholders’ Agent, and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquiror, the Company Stockholders and the Company agree to retain all books and records with respect to Tax matters pertinent to Company and the Business relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority. The Company shall cause each Company Stockholder to further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). Acquiror will not, without the prior written consent of the Securityholders’ Agent (which shall not be unreasonably withheld or delayed) cause or permit Parent, the Company or any of its Subsidiaries to engage in any transaction on the Closing Date after the Closing that is outside the ordinary course of business (except for transactions contemplated by this Agreement) that may result in any increased Tax liability for which the Company Stockholders would be required to provide indemnification pursuant to this Agreement. Acquiror will not cause or permit Parent or the Acquired Companies to (i) except as provided in Section 5.16(a), file any Tax Return of the Acquired Companies with respect to any Pre-Closing Tax Period, or (ii) (A) amend any Tax Return of the Acquired Companies with respect to any Pre-Closing Tax Period, (B) make, change or revoke any Tax election with respect to the Acquired Companies that has a retroactive effect in the portion of any Pre-Closing Tax Period ending on or prior to the Closing Date (including, without limitation, any election pursuant to Section 338 of the Code), (C) grant an extension of any applicable statute of limitations that relates to Taxes with respect to the Acquired Companies for any Pre-Closing Tax Period, or (D) initiate any communication with any Taxing Authority regarding Taxes of the Acquired Companies with respect to any Pre-Closing Tax Period except, in the case of either clause (i) or clause (ii), (v) in respect of Transfer Pricing Matters, (w) as required by applicable Legal Requirements, (x) as required as a result of any Tax Contest, (y) if such action will not result in any increased Tax liability for which the Company Stockholders would be required to provide indemnification pursuant to this Agreement, or (z) with the prior written consent of the Securityholders’ Agent (which shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, Acquiror shall be permitted to amend income Tax Returns of the Acquired Companies in respect of Transfer Pricing Matters, provided that the right of any Indemnified Person to be indemnified with respect to any costs or Taxes resulting from any such amendments will be subject to the limitations contained in Section 8.2(f).

(c) Tax Contests. Acquiror and the Surviving Entity, on the one hand, and the Securityholders’ Agent, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiry, claim, assessment, audit or similar event with respect to Taxes of the Acquired Companies (“Tax Contest”) that (i) relates solely to one or more tax periods of ending on or prior to the Closing Date and could reasonably be expected to result in any increased Tax liability for which the Company Stockholders would be required to provide indemnification pursuant to this

Agreement, or (ii) concerns the qualification of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code. Acquiror shall have sole control of the conduct of such Tax Contests, including any settlement or compromise thereof, provided, however, that Acquiror shall keep the Securityholders’ Agent informed of the progress of any such Tax Contest, provide the Securityholders’ Agent with the right to participate in any such Tax Contest at the Company Stockholders’ expense, and shall not settle or compromise any such Tax Contest without the Securityholders’ Agent’s prior written consent, which consent shall not be unreasonably withheld or delayed. In the event of any conflict or overlap between the provisions of this Section 5.16(c) and Article 8, the provisions of this Section 5.16(c) shall control.

(d) Reorganization Status. The Parent Parties and the Company intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and intend that the Merger qualify as a “reorganization” under the provisions of Section 368(a) of the Code. Neither Parent nor the Company has knowledge of any facts or circumstances that would cause the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of the Company and Parent shall use commercially reasonable efforts to cause the Mergers to qualify as a reorganization under Section 368(a) of the Code, shall not take any action independent of the transactions contemplated by this Agreement that is reasonably likely to cause the Mergers to fail to so qualify, and, if and to the extent either party identifies any impediment to such tax treatment, shall notify the other party and thereafter work together in good faith to resolve such impediment. Parent shall not take, or cause or permit any of its Subsidiaries to take, any action after the Closing that would reasonably be expected to cause the Mergers to fail to qualify as a reorganization under Section 368(a) of the Code, unless required (i) by a Tax authority in connection with an audit or other Tax proceeding, (ii) pursuant to a change in applicable Legal Requirements, or (iii) by reason of consideration other than shares of Parent Common Stock exceeding 60% of the consideration paid for the Company Capital Stock in the aggregate. Except as provided in clauses (ii) or (iii) in the preceding sentence, Parent will report the Mergers, and will cause the Company to report the Mergers as constituting a reorganization within the meaning of Section 368(a) of the Code. The Company and Parent shall each comply with the record keeping and information reporting requirements of Treasury Regulations Section 1.368-3. Notwithstanding the foregoing, and notwithstanding any statement or inference to the contrary in any other provision of this Agreement or any other agreement contemplated by this Agreement, it is agreed that no party shall be considered to have made any representation or warranty as to the qualification of the transactions contemplated by this Agreement as a reorganization under Section 368(a) of the Code.

5.17 Form 8-K and Form 8-K Amendment. Company will reasonably cooperate with and assist Parent, prior to and following the Closing Date, in Parent’s efforts to prepare the financial statements of Company that Acquiror will be required to file in connection with the Mergers with the SEC under Items 2.01 and 9.01 of Form 8-K (the “Company Financials”). Company and appropriate directors, officers, managers, members, stockholders or other persons affiliated with the Acquired Companies will use their reasonable efforts to cooperate with and assist Parent, in Parent’s efforts to prepare the Company Financials including by providing such Company records and information in Company’s possession as may be reasonably requested by Acquiror or Parent. Acquiror will be responsible for all of its costs and expenses and the Company Securityholders will be responsible for their and Company’s costs and expenses in providing such cooperation and assistance, provided that Acquiror will be responsible for all costs and expenses of the independent registered public accounting firm performing the audit and all non-audit firm costs and expenses, including for example, the costs of hiring any outside financial consultants to work with the auditors in order to timely file the Company Financials.

5.18 Further Assurances. Each of the parties hereto agree to use reasonable efforts to cooperate and to execute and deliver to the other parties such further instruments, and to give such further written assurances as may be reasonably requested by such other parties to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

5.19 Tail Insurance Coverage. Prior to the Effective Time, Company shall purchase D&O and fiduciary tail insurance coverage (the “Tail Insurance Coverage”) for each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of Company (the “D&O Indemnified Persons”) in a form reasonably acceptable to Acquiror, which shall provide such directors and officers with coverage for six (6) years following the Effective Time in an amount not less than the existing coverage and that shall have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by Company. Acquiror shall cause the Surviving Entity to maintain the Tail Insurance Coverage in full force and effect and continue to honor the obligations thereunder until the sixth (6th) anniversary of the Effective Time and may increase the amount of coverage under the Tail Insurance Coverage. The cost of the Tail Insurance Coverage shall be included in the Transaction Expenses.

5.20 Current Reporting Requirements. With a view to making available to those Company Stockholders who receive a portion of the Aggregate Merger Consideration in the form of shares of Parent Common Stock the benefits of Rule 144 promulgated under the Securities Act (“Rule 144”), Parent agrees to make and keep public information available, as those terms are understood and defined in Rule 144, during the period beginning on the Closing Date and ending on the earlier of (a) the date that is six (6) months following the Closing Date, and (b) the date as of which the Company Stockholders holding shares of Parent Common Stock may sell such shares of Parent Common Stock without restriction pursuant to Rule 144.

ARTICLE 6

CONDITIONS TO THE MERGERS

6.1 Conditions to Obligations of Each Party to Effect the Mergers. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. The Mergers shall have been duly and validly approved and this Agreement shall have been duly and validly adopted, as required by Delaware Law, and the Company’s Certificate of Incorporation and the Company’s Bylaws, each as in effect on the date of such approval and adoption, by the requisite written consent of the Company Stockholders, which Company Stockholders shall be no fewer than the Requisite Stockholders.

(b) Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal.

6.2 Additional Conditions to Obligations of Company. The obligations of Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Company and may be waived by Company prior to the Closing in writing in its sole discretion without notice or Liability to any Person):

(a) Representations and Warranties. The representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified (including in respect of any such qualification as to materiality or Material Adverse Effect) shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).

(b) Covenants. Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Receipt of Closing Deliveries. Company shall have received each of the agreements, instruments and other documents set forth in Section 1.4(a).

6.3 Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Acquiror and may be waived by Acquiror in writing in its sole discretion without notice or Liability to any Person):

(a) Representations and Warranties. The representations and warranties of Company and the Acquired Companies, as applicable, in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect and the representations and warranties contained in Section 2.2 (other than Section 2.2(b)), which representations and warranties as so qualified (including in respect of any such qualification as to materiality or Material Adverse Effect) shall be true and correct in all respects) shall be true and correct in all respects, on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).

(b) Covenants. Company and the Acquired Companies, as applicable, shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Company and the Acquired Companies, as applicable, at or prior to the Closing.

(c) Receipt of Closing Deliveries. Acquiror shall have received each of the agreements, instruments and other documents set forth in Section 1.4(b); provided, however, that such receipt shall not be deemed to be an agreement by Acquiror that the amounts set forth on the Spreadsheet or the Company Net Working Capital Certificate or any of the other agreements, instruments or documents set forth in Section 1.4(b) is accurate and shall not diminish Acquiror’s remedies hereunder if any of the foregoing documents is not accurate.

(d) Litigation; Injunctions or Restraints on Conduct of Business. No action, suit, proceeding, claim, mediation, arbitration or investigation or other Legal Proceeding with a reasonable likelihood of success on the merits shall be pending or shall have been threatened against, nor shall any temporary restraining order, preliminary or permanent injunction or other order shall be in effect with respect to any of the Acquired Companies, Parent or Acquiror, that:

(i) would have a Material Adverse Effect on any of the Acquired Companies or the Business; or

(ii) challenges or seeks to prevent on any of the Acquired Companies, Parent or Acquiror in connection with, the Mergers or any related transaction or the exercise by Acquiror of any material right pertaining to ownership of the Surviving Entity; or

(iii) would materially and adversely affect the business of any of the Acquired Companies following the Effective Time.

(e) No Legal Proceedings. No Governmental Entity shall have commenced or threatened to commence any Legal Proceeding challenging or seeking to prohibit or limit the exercise by Acquiror of any material right pertaining to ownership of the Acquired Companies.

(f) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Acquired Companies or the Business.

(g) No Outstanding Securities. Other than shares of Company Capital Stock and, Company Options outstanding as of the Agreement Date, there shall be no outstanding securities, warrants, options, commitments or agreements of Company immediately prior to the Effective Time that purport to obligate Company to issue any shares of Company Capital Stock, Company Options, or any other securities under any circumstances.

(h) Section 280G Stockholder Approval. Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been submitted for approval by such number of Company Stockholders as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, and, in the absence of such stockholder approval, none of those payments or benefits shall be paid or provided, pursuant to the Parachute Payment Waivers.

(i) Company Stockholder Approval. The Company Stockholder Approval shall have been duly and validly obtained, as required by Delaware Law and the Company’s Certificate of Incorporation and the Company’s Bylaws, in each case as in effect on the date of such approval and, in addition, this Agreement and the Mergers shall have been duly and validly approved by the holders of outstanding Company Capital Stock representing at least ninety percent (90%) of all outstanding shares of Company Capital Stock and at least ninety percent (90%) of the voting power of all outstanding shares of Company Capital Stock.

(j) Termination of Stockholder Related Agreements. Each of the Stockholder Related Agreements shall have been terminated, effective as of, and contingent upon, the Closing, in accordance with their respective terms, and the parties to the Stockholder Related Agreements shall have waived all of their respective rights thereunder, effective as of, and contingent upon, the Closing.

(k) Tail Insurance Coverage. Company shall have purchased the Tail Insurance Coverage.

(l) Joinder Agreements. The Joinder Agreement shall have been executed by each of the Requisite Securityholders and delivered to Acquiror.

(m) Offer Packages. Offer Packages from the Requisite Employees shall have been executed and delivered to Acquiror and the same shall not have been withdrawn or revoked.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Mergers abandoned by authorized action taken by the terminating party:

(a) by mutual written consent duly authorized by Company’s Board of Directors and the Board of Directors of Acquiror (or a duly authorized committee thereof);

(b) by either Acquiror or Company if the Closing shall not have occurred on or before November 15, 2015 or such other date that the parties may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (b) of Section 7.1 shall not be available to any party whose breach of any covenant or agreement hereunder will have been the principal cause of, or will have directly resulted in, the failure of the Closing to occur on or before the Termination Date;

(c) by either Acquiror or Company if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Mergers shall have become final and nonappealable;

(d) by Acquiror, in its sole discretion, if the Company Stockholder Approval executed by the Requisite Stockholders is not delivered within eight (8) hours of execution of this Agreement;

(e) by the Company, prior to the receipt of the Company Stockholder Approval executed by the Requisite Stockholders, if (i) the Company is not in material breach of any of its obligations under this Agreement, and the Company otherwise stands ready, willing and able to consummate the First Merger (subject only to obtaining the Company Stockholder Approval) and delivers a certificate signed by the Company’s Chief Executive Officer certifying as to such fact, and (ii)) the Closing has not occurred by 5:00PM (Boston time) on October 16, 2015;

(f) by Acquiror, if (i) Company shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within five Business Days after receipt by Company of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied, (ii) Company shall have breached Section 5.1 or Section 5.2, or (iii) there shall have been a Material Adverse Effect with respect to the Acquired Companies or the Business; or

(g) by Company, if Acquiror shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within five Business Days after receipt by Acquiror of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub, Parent, Company or their respective officers, directors, managers, members, stockholders or Affiliates; provided, however, that (a) the provisions of this Section 7.2 (Effect of Termination), Section 8.6(b) (Securityholders’ Agent), ARTICLE 9 (General Provisions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any breach of such party’s representations, warranties or covenants contained herein.

7.3 Amendment. Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time before or after the Company Stockholder Approval pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after such Company Stockholder Approval, no amendment shall be made which by law requires further approval by such stockholders without such further stockholder approval). To the extent permitted by applicable Legal Requirements, Acquiror and the Securityholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquiror and the Securityholders’ Agent.

7.4 Extension; Waiver. At any time at or prior to the Closing, any party hereto (other than any Parent Party with respect to another Parent Party) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Securityholders’ Agent and Acquiror may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Any agreement on the part of a party hereto or the Securityholders’ Agent to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification. Subject to the limitations and other terms set forth in this ARTICLE 8, the Company Stockholders shall severally, in accordance with the respective Pro Rata Shares (except as otherwise set forth in this ARTICLE 8), indemnify and hold harmless Acquiror and its officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all Indemnifiable Damages arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by Company in this Agreement or the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter) to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (ii) any failure of any certification, representation or warranty made by Company in any certificate (other than the Spreadsheet and the Company Net Working Capital Certificate) delivered to Acquiror pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Acquiror, (iii) any breach of or default in connection with any of the covenants or agreements made by Company or any Company Securityholder in this Agreement or any other agreements contemplated by this Agreement, (iv) any inaccuracies in the Spreadsheet or the Company Net Working Capital Certificate, (v) any Pre-Closing Taxes, (vi) any Dissenting Share Payments paid as set forth in Section 1.7(i), (vii) any Company Debt Deficit, (viii) any and all Indemnifiable Transaction Expenses in excess of the amount of Estimated Transaction Expenses taken into account in the calculation of the Initial Merger Consideration, (ix) any Working Capital Shortfall Deficit or Cash Shortfall Deficit, (x) any claim asserted by any current or former officer or director of any Acquired Company under the terms of any indemnification agreement entered into between such officer or director and any Acquired Company prior to the Effective Time, and (xi) any of the matters set forth on Schedule 8.1. Materiality standards or qualifications, and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct. The Company Stockholders shall not have any right of contribution, indemnification or right of advancement from the Surviving Entity or Acquiror with respect to any Indemnifiable Damages claimed by an Indemnified Person.

8.2 Indemnifiable Damage Basket; Other Limitations.

(a) Notwithstanding anything contained herein to the contrary, no Indemnified Person may make a claim for Indemnifiable Damages in respect of any claim for indemnification that is made pursuant to clauses (i) and (ii) of the first sentence of Section 8.1 (and except to the extent involving (i) Fraud, or (ii) any inaccuracy or breach of any of the representations and warranties in Section 2.1 (Organization; Standing and Subsidiaries), Section 2.2 (Capital Structure), Sections 2.3(a),(b),(d) and (e) (Authority; Noncontravention), Section 2.12 (Taxes) or Section 2.22 (Certain Business Practices; FCPA) (collectively, the “Special Representations”)), unless and until the aggregate amount of all Indemnifiable Damages incurred and claimed by the Indemnified Persons exceed $510,000 (the “Basket”), in which case the Indemnified Person may make claims for indemnification and such Indemnified Person will be entitled to be indemnified for all Indemnifiable Damages (including the amount of the Basket). Notwithstanding anything to the contrary herein, the maximum aggregate amount of Indemnifiable Damages which may be recovered by the Indemnified Persons (x) in respect of any claim for indemnification that is made pursuant to clauses (i) and (ii) of the first sentence of Section 8.1 (other than in the case of Fraud and other than with respect to Indemnifiable Damages arising from or related to the Special Representations) shall be the Escrow Amount, and (y) in respect of any claim for indemnification that is made pursuant to clause (xi) of the first sentence of Section 8.1, shall be $10,000,000, including the Escrow Amount.

(b) If the Mergers are consummated, any indemnification to which an Indemnified Person is entitled under Section 8.1 (other than with respect to Indemnifiable Damages arising from or related to Fraud) shall be satisfied by recouping all of such Indemnifiable Damages from the Escrow Fund by such Indemnified Person in accordance with the terms of this Agreement; provided, that after Indemnified Persons have exhausted or made claims upon the Escrow Fund (after taking into account all other claims for indemnification from the Escrow Fund made by Indemnified Persons), such Indemnified Person shall have all rights and remedies available to it to recover additional Indemnifiable Damages to the extent (and, notwithstanding anything to the contrary herein, solely to the extent) that they arise from or are related to the Special Representations, Fraud, or the matters set forth in Sections 8.1(iii)-(x) and, subject to the limitations set forth in Section 8.2(a), Section 8.1(xi) (collectively, the “Fundamental Claims”)), including, at the option of such Indemnified Person, directly from the Company Stockholders in accordance with each such Company Stockholder’s Excess Indemnity Pro Rata Share (subject to applicable limitations in Section 8.2(a)). For the avoidance of doubt, Indemnified Persons shall first look to the Escrow Fund to satisfy Indemnifiable Damages with respect to Fundamental Claims.

(c) In the case of Company Fraud, after Indemnified Persons have exhausted or made claims upon the Escrow Fund (after taking into account all other claims for indemnification from the Escrow Fund made by Indemnified Persons), each Company Stockholder shall be liable for such Person’s Excess Indemnity Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom; provided, however, that such liability shall be limited to such Person’s Excess Indemnity Pro Rata Share of the Aggregate Merger Consideration.

(d) In the case of Individual Fraud, after Indemnified Persons have exhausted or made claims upon the Escrow Fund (after taking into account all other claims for indemnification from the Escrow Fund made by Indemnified Persons), each Company Stockholder who has committed the Individual Fraud shall be liable for any Indemnifiable Damages resulting therefrom and there shall be no maximum liability applicable to such Company Stockholder.

(e) The per share value of any shares of Parent Common Stock used to satisfy any Indemnifiable Damages under this ARTICLE 8 shall be the Parent Stock Price.

(f) Notwithstanding anything contained herein to the contrary, Indemnified Persons shall not be entitled to indemnification pursuant to this ARTICLE 8 for Indemnifiable Damages resulting from, or relating or attributable to, any expenses incurred to file amended Tax Returns pursuant to Section 5.16(b) in respect of the Transfer Pricing Matters (and subject to the limitations contained therein), or any incremental Tax liability attributable to such amended Tax Returns, determined by comparing (i) the Taxes of the Acquired Companies using the transfer pricing methodology utilized by the Acquiror in the amended returns with (ii) the Taxes of the Acquired Companies using the profit split methodology originally reported by the Acquired Companies (or, if greater, any other methodology imposed by a Taxing Authority).

8.3 Survival of Representations, Warranties and Covenants; Period for Claims. All of the representations, warranties, covenants and agreements set forth in this Agreement or in any certificate or other agreement or writing delivered in connection with this Agreement shall survive the Effective Time and the consummation of the transactions contemplated hereby (regardless of any investigation by or on behalf of an Indemnified Person or the acceptance of any certificate) and shall continue in full force and effect. Notwithstanding the foregoing or anything to the contrary contained herein, no Indemnified Person shall be entitled to recover for any Indemnifiable Damages arising from or relating to a breach of representations and warranties set forth in ARTICLE 2, unless written notice thereof is delivered to the Securityholders’ Agent on or prior to the end of the Applicable Claims Period. All covenants to be performed by a party hereto after the Effective Time shall survive in accordance with their terms. For purposes of this Agreement, the term “Applicable Claims Period” shall be the period commencing as of the Effective Time and continuing until the date that is twelve (12) months following the Closing Date; provided that the end of the Applicable Claims Period with respect to the following Indemnifiable Damages shall be: (i) with respect to any Indemnifiable Damages arising from or related to any inaccuracy or breach of any of the representations and warranties in Section 2.1 (Organization; Standing and Subsidiaries), Section 2.2 (Capital Structure), Section 2.3 (Authority; Noncontravention), and Section 2.12 (Taxes), sixty (60) days following the expiration of the applicable statute of limitations underlying the substance of any such Indemnifiable Damages; (ii) with respect to any Indemnifiable Damages arising from or related to any inaccuracy or breach of any of the representations and warranties in Section 2.22 (Certain Business Practices; FCPA), the later of (x) six (6) years following the Closing Date, and (y) sixty (60) days following the expiration of the applicable statute of limitations underlying the substance of any such Indemnifiable Damages; and (iii) with respect to any Indemnifiable Damages arising from or related to the matters set forth in Sections 8.1(iii)-(xi), sixty (60) days following the expiration of the applicable statute of limitations underlying the substance of any such Indemnifiable Damages. Notwithstanding anything in this Section 8.3 to the contrary, in the event that (A) any breach or alleged breach of any representation or warranty by the Company or any Company Securityholder results from criminal activity of the Company or such Company Securityholder or constitutes Fraud, such representation or warranty shall survive the Closing and the consummation of the transactions contemplated hereby (regardless of any investigation by or on behalf of the damaged party or the acceptance of any certificate) and shall continue in full force and effect without any time limitation with respect to such breach or alleged breach.

8.4 Claims. On or before the last day of an Applicable Claim Period, Acquiror may deliver to the Securityholders’ Agent a certificate signed by any officer of Acquiror (an “Claim Certificate”):

(a) stating that an Indemnified Person has incurred, paid, in good faith reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of Acquiror or its subsidiaries, which could give rise to Indemnifiable Damages), including Liabilities related to the matters for which indemnity would otherwise be available but for the fact such Liabilities are contingent;

(b) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount believed by Acquiror in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and

(c) specifying in reasonable detail (based upon the information then possessed by Acquiror) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

No delay in providing such Claim Certificate within the Applicable Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the indemnifying party is materially prejudiced thereby. Following the delivery of a Claim Certificate, the Securityholders’ Agent and its representatives and agents shall be given reasonable access (including electronic access, to the extent available) as they may reasonably require to the books and records of the Company and access to such individuals responsible for the matters that are the subject of the Claim Certificate, as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Claim Certificate.

8.5 Resolution of Objections to Claims.

(a) If the Securityholders’ Agent does not contest, by written notice to the other party, any claim or claims by Acquiror made in any Claim Certificate within thirty (30) days following an Indemnified Person’s delivery of a Claim Certificate, then Acquiror shall reclaim a portion of the Escrow Fund having a total value equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate; provided, that, the per share value of any shares of Parent Common Stock used to satisfy any Claims under this ARTICLE 8 shall be the Parent Stock Price.

(b) If the Securityholders’ Agent objects in writing to Acquiror to any claim or claims by Acquiror made in any Claim Certificate within such 30-day period, Acquiror and the Securityholders’ Agent shall attempt in good faith for sixty (60) days after Acquiror’s receipt of such written objection to resolve such objection(s). If Acquiror and the Securityholders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. Acquiror shall be entitled to conclusively rely on any such memorandum and Acquiror shall reclaim a portion of the Escrow Fund, or seek direct recourse against Company Stockholders, as applicable, in accordance with the terms of such memorandum and with the indemnification provisions set forth in this ARTICLE 8.

(c) If no such agreement can be reached during the 60-day period for good faith negotiation, but in any event upon the expiration of such 60-day period, Acquiror or the Securityholders’ Agent may bring suit in the courts of the Commonwealth of Massachusetts and the Federal courts of the United States of America, in each case, located within the City of Boston in the Commonwealth of Massachusetts to resolve the matter. The decision of the trial court as to the validity and amount of any claim in such Claim Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement.

(d) Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. For purposes of this Section 8.5(d), in any suit hereunder in which any claim or the amount thereof stated in the Claim Certificate is at issue, the party seeking indemnification shall be deemed to be the non-prevailing party unless the trial court awards such party more than one-half of the amount in dispute, in which case the other party shall be deemed to be the non-prevailing party. The non-prevailing party to a suit shall pay its own expenses and the expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.

8.6 Securityholders’ Agent.

(a) At the Closing, Shareholder Representative Services LLC, shall be constituted and appointed as the Securityholders’ Agent. For purposes of this Agreement, the term “Securityholders’ Agent” shall mean the exclusive agent for and on behalf of the Company Securityholders to take all actions necessary or appropriate on behalf of the Company Securityholders in connection with this agreement and the agreements ancillary hereto, including without limitation: (i) execute, as Securityholders’ Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the transactions contemplated hereby; (ii) give and receive notices, instructions, and communications permitted or required under this Agreement or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Company Securityholder, to or from Acquiror (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Company Securityholder individually); (iii) review, negotiate and agree to and authorize deliveries to Acquiror of from the Escrow Fund in satisfaction of claims asserted by Acquiror (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this ARTICLE 8; (iv) object to such claims pursuant to Section 8.4; (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Company Securityholder or necessary in the judgment of the Securityholders’ Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement; (vi) consult with legal counsel, independent public accountants and other experts reasonably selected by it, solely at the cost and expense of the Company Securityholders; (vii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Company Securityholders (other than with respect to the payment of the Aggregate Merger Consideration) in accordance with the terms hereof and in the manner provided herein; and (viii) take all actions necessary or appropriate in the judgment of the

Securityholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Acquiror, Merger Sub and their respective Affiliates (including without limitation, after the Effective Time, the Surviving Entity) shall be entitled to rely on the appointment of Shareholder Representative Services LLC as the Securityholders’ Agent and treat such Securityholders’ Agent as the duly appointed attorney-in-fact of each Company Securityholder and has having the duties, power and authority provided for in this Section 8.6. The Company Securityholders shall be bound by all actions taken and documents executed by the Securityholders’ Agent in connection with this ARTICLE 8, and Acquiror and other Indemnified Persons shall be entitled to rely exclusively on any action or decision of the Securityholders’ Agent. The Person serving as the Securityholders’ Agent may be replaced from time to time by the holders of a majority in interest of the Escrow Fund upon not less than thirty (30) days’ prior written notice to Acquiror. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholders’ Agent and the Closing and/or any termination of this Agreement. No bond shall be required of the Securityholders’ Agent.

(b) The Securityholders’ Agent shall not be liable to any Company Securityholder for any act done or omitted hereunder as the Securityholders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Company Securityholders will indemnify, defend and hold harmless the Securityholders’ Agent from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Securityholders’ Agent’s execution and performance of this Agreement and the agreements contemplated hereby, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholders’ Agent, the Securityholders’ Agent will reimburse the Company Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Securityholders’ Agent by the Company Securityholders, any such Representative Losses may be recovered by the Securityholders’ Agent from (i) the funds in the Agent Expense Fund and (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Company Stockholders; provided, that while this section allows the Securityholders’ Agent to be paid from the Agent Expense Fund and the Escrow Fund, this does not relieve the Company Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholders’ Agent from seeking any remedies available to it at law or otherwise. The Company Securityholders acknowledge that the Securityholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties. The Securityholders’ Agent acknowledges and agrees that the foregoing indemnities will survive the resignation or removal of the Securityholders’ Agent or the termination of this Agreement.

(c) After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Securityholders’ Agent that is within the scope of the Securityholders’ Agent’s authority under Section 8.6(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Company Securityholders and shall be final, binding and conclusive upon each such Company Securityholder; and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Company Securityholder. Acquiror and the other Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Securityholders’ Agent.

(d) Third-Party Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror in good faith believes may result in a claim for Indemnifiable Damages by or on behalf of an Indemnified Person, Acquiror shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim; provided, that, if such third party claim is not an Exempt Claim and the Securityholders’ Agent first irrevocably agrees in writing that (A) the matters alleged in such third party claim are within the scope of and are subject to the indemnification provisions set forth in Sections 8.1 and 8.2 and (B) it will not contest the Company Stockholders’ obligation to provide indemnification with respect to such third-party claim then: the Acquiror will not enter into any settlement with respect to such third-party claim without the prior written consent of the Securityholders’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed. It is hereby clarified that the costs and expenses incurred by Acquiror in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Acquiror may obtain indemnification pursuant to a claim made hereunder. The Securityholders’ Agent shall also have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. In the event that the Securityholders’ Agent has consented to any such settlement or resolution, neither the Securityholders’ Agent nor any Company Securityholder shall have any power or authority to object under Section 8.4 or any other provision of this ARTICLE 8 to the amount of any claim by or on behalf of any Indemnified Person for Indemnifiable Damages for indemnity with respect to such settlement or resolution. In the event that the Securityholders’ Agent has not consented to any such settlement or resolution, no such settlement or resolution by Acquiror of any claim that gives rise to a claim for Indemnifiable Damages by or on behalf of an Indemnified Person shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter.

8.7 No Duplicate Recovery. No Indemnified Person may recover duplicative Indemnifiable Damages in respect of a single set of facts or circumstances under more than one representation or warranty in this Agreement regardless of whether such facts or circumstances would give rise to a breach of more than one representation or warranty in this Agreement.

8.8 Treatment of Indemnification Payments. The parties agree to treat (and cause their Affiliates to treat) any payment received pursuant to this ARTICLE 8 other than pursuant to Section 8.6(b)) as adjustments to the Aggregate Merger Consideration for all Tax purposes, to the maximum extent permitted by Legal Requirements.

ARTICLE 9

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)	if to Acquiror or Merger Sub, to:

Rapid7, Inc.

100 Summer Street

Boston, MA 02110

Attention: Vice President, Legal

Facsimile No.: (617) 904-1913

Telephone No.: (857) 415-4172

Email: peter_kaes@rapid7.com

with a copy (which shall not constitute notice) to:

Cooley LLP

500 Boylston Street

Boston, MA 02116

Attention: Alfred L. Browne, Esq.

Facsimile No.: (617) 937-2400

Email: abrowne@cooley.com

(ii)	if to Company, to:

RevelOps, Inc.

34 Farnsworth Street

Boston, MA 02116

Attention: Andrew Burton

Telephone No.: (617) 366-2850

Email: andrew.burton@logentries.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1000 Winter Street

Suite 3700

Waltham, MA 02451

Attention: John H. Chory, Esq.

Facsimile No.: (617) 948-6001

Email: john.chory@lw.com

(iii)	If to the Securityholders’ Agent, to:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention: Managing Director

Facsimile No.: (303) 623-0294

Telephone No.: (303) 648-4085

Email: deals@srsacquiom.com

9.2 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an ARTICLE or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “or” is not exclusive. The phrases “provided to Company,” “furnished to Company,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been provided to the party to whom such information or material is to be provided. The phrases “provided to Acquiror,” “made available to Acquiror,” “furnished to Acquiror,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete copy of the information or material referred to has been posted to the “Linda” virtual data room maintained by Company through Merrill Corporation on or before the date that is one (1) full day prior to the Agreement Date. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

9.4 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that ARTICLE 8 is intended to benefit the Indemnified Persons and Section 5.19 is intended to benefit the D&O Indemnified Persons), and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquiror may assign this Agreement to any direct or indirect wholly owned subsidiary of Acquiror without the prior consent of Company; provided, however, that Acquiror shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

9.8 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Chancery Court in connection with any matter based upon or arising out of this Agreement and the Mergers or any other matters contemplated herein (or, only if the Delaware Chancery Court does not have jurisdiction or declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each party agrees not to commence any legal proceedings related hereto except in such Delaware Chancery Court (or, only if the Delaware Chancery Court does not have jurisdiction or declines to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, each party hereto and the Company Securityholders irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto and the Company Securityholders irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law. The parties hereto and the Company Securityholders hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

9.9 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.10 Attorney-Client Privilege. The attorney-client privilege of Company that relates exclusively to the negotiation of this Agreement shall be deemed to be the right of the Company Securityholders, and not that of the First-Step Surviving Corporation or Surviving Entity, following the Closing, and may be waived only by the Securityholders’ Agent. Absent the consent of the Securityholders’ Agent, neither Acquiror nor the First-Step Surviving Corporation or Surviving Entity shall have a right to access such attorney-client privileged material of Company related exclusively to the negotiation of this Agreement following the Closing.

9.11 Tax Advice. Each party hereto acknowledges and agrees that it has not received and is not relying upon Tax advice from any other party hereto, and that it has and will continue to consult its own advisors with respect to Taxes.

9.12 Acquiror’s Due Diligence Investigation. Acquiror has, for the sole purpose of determining whether to enter into and negotiate the transactions contemplated by this Agreement, conducted a review of information provided to it regarding Company’s commercial, financial, legal and other affairs. The parties agree and acknowledge that the representations and warranties of Company set forth in this Agreement (and in the Company Disclosure Letter) shall in no way be limited, qualified, impaired or affected by Acquiror’s conduct of such investigation.

9.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Acquiror, Parent, Merger Sub, Company and the Securityholders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Rapid7, Inc.

By:	/s/ Corey Thomas
Name:	Corey Thomas
Title:	President and CEO

Rapid7 LLC

By:	/s/ Steven Gatoff
Name:	Steven Gatoff
Title:	Treasurer and CFO

Linda Merger Sub, Inc.

By:	/s/ Peter Kaes
Name:	Peter Kaes
Title:	Chief Executive Officer

RevelOps, Inc.

By:	/s/ Andrew Burton
Name:	Andrew Burton
Title:	President and Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, SOLELY IN ITS CAPACITY AS THE SECURITYHOLDERS’ AGENT

By:	/s/ W. Paul Koenig
Name:	W. Paul Koenig
Title:	Managing Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.

“Acquired Company” means any of the Company or any of its Subsidiaries or any of their respective predecessors and includes the Irish Subsidiary (collectively, the “Acquired Companies”).

“Additional Consideration” means the aggregate amount, if any, that is released for distribution to Company Stockholders from the Escrow Fund and the Agent Expense Fund. The Additional Consideration shall be comprised of a mix of cash and Parent Stock as determined pursuant to Section 1.7(k).

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Aggregate Merger Consideration” means an amount equal to the difference between (a) the Enterprise Value, minus (b) the sum of (i) the Company Debt, (ii) the Transaction Expenses, (iii) the Company Net Working Capital Shortfall, and the (iv) Cash Shortfall.

“Aggregate Per Common Share Merger Consideration” means an amount equal to the quotient obtained by dividing (a) the sum of (i) the Initial Merger Consideration, plus (ii) the aggregate exercise price of all Company Vested Options, plus (iii) the aggregate exercise price of the Company Warrant, plus (iv) the Escrow Amount, plus (v) the Agent Expense Amount, minus (vi) the aggregate Liquidation Preferences payable with respect to any shares of Company Preferred Stock for which the Liquidation Preference would be higher than the amounts received in accordance with the Company’s Certificate of Incorporation and this Agreement if such shares had converted into Company Common Stock immediately prior to the Effective Time, by (b) the Company Fully Diluted Common Stock, in each case as set forth on the Spreadsheet. The Aggregate Per Common Share Merger Consideration set forth in the Spreadsheet shall be calculated in a manner consistent with the sample calculation of Aggregate Per Common Share Merger Consideration set forth in the Trial Run Spreadsheet.

“Applicable Securities Laws” shall mean the securities laws or Blue Sky laws of any jurisdiction (U.S. or foreign) applicable under the relevant circumstances, including the United States or any subdivision thereof.

“Business” means the business of Acquired Companies as currently conducted and as currently proposed to be conducted in the most recent product development plan prepared by the Acquired Companies and provided to the Acquiror as of the Agreement Date.

“Business Assets” means all of the assets, rights and properties (whether tangible or intangible and whether owned, leased or licensed) of the Acquired Companies that are material to or otherwise necessary and sufficient to conduct the Business in the manner it is conducted by Company as of the date of this Agreement and as currently contemplated to be conducted in the most recent product development plan prepared by the Acquired Companies and provided to the Acquiror as of the Agreement Date.

“Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in Boston, Massachusetts.

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“Cash” means cash of the Company and its Subsidiaries, on a consolidated basis, determined in accordance with GAAP (net of any repatriation Taxes), but only to the extent that it is unrestricted and otherwise freely available for use by the Company for general operating purposes in accordance with applicable Legal Requirements (including those relating to solvency, adequate surplus and similar capital adequacy tests).

“Cash Balance” means the Cash balance of the Company and its Subsidiaries, on a consolidated basis, as of the Closing, determined in accordance with GAAP.

“Cash Shortfall” means the amount, if any, by which the Minimum Cash Balance exceeds the actual Cash Balance (as finally determined in accordance with Section 1.14). If the actual Cash Balance equals or exceeds the Minimum Cash Balance, there shall be no Cash Shortfall (i.e., in such case, the Cash Shortfall shall be $0.00).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Change in Control Payments” means all amounts owed by any Acquired Company to any Person under any stay-around, retention, sale, change-of-control or severance agreements arising from the Mergers and any other transactions contemplated hereby (including all employer-side payroll Taxes associated therewith and including any amounts necessary to obtain third-party consents), which remain payable at or after the Effective Time and become payable by any of the Acquired Companies as a result of Company entering into this Agreement or the consummation of any of the transactions contemplated hereby. For the avoidance of doubt, “Company Change in Control Payments” shall include the amount of Linda Pro Rata Bonus Accrual paid to Continuing Employees in accordance with Section 5.9(c) and shall not include any amounts offered by Acquiror or Parent in any Offer Packages or otherwise on or after the date of this Agreement (other than payment to Continuing Employees of the amount of the Linda Pro Rata Bonus Accrual in accordance with Section 5.9(c)).

“Company Common Stock” means the Common Stock, par value of $0.0001 per share, of Company.

“Company Debt” means any Indebtedness of Company and its Subsidiaries, on a consolidated basis, that remains unsatisfied as of the Closing.

“Company Fraud” means Fraud committed by any Acquired Company or on behalf of any Acquired Company.

“Company Fully Diluted Common Stock” means, without duplication, a number of shares of Company Common Stock equal to (i) the number of issued and outstanding shares of Company Common Stock (including, for this purpose all such Company Common Stock subject to any vesting or other restrictions), plus (ii) the number of shares of Company Common Stock issuable upon the conversion of all of the shares of Company Preferred Stock pursuant to the Company’s Certificate of Incorporation (excluding all shares of Company Preferred Stock for which the Liquidation Preference would be higher than the amounts received in accordance with the Company’s Certificate of Incorporation and this Agreement if such shares had converted into Company Common Stock immediately prior to the Effective Time), plus (iii) the number of shares of Company Common Stock issuable upon exercise of all Company Vested Options, in each case determined as of immediately prior to the Effective Time, plus (iv) the number of shares of Company Common Stock issuable upon exercise of the Company Warrant, in each case as set forth in the Spreadsheet.

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“Company Group” means Company together with each of its Subsidiaries and other Affiliates (but excluding Company).

“Company Intellectual Property” means the Company-Owned IP and all other Intellectual Property and Intellectual Property Rights that are used or held for use by the Acquired Companies.

“Company IP Contract” means any Contract to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company Intellectual Property or any Intellectual Property developed by, with, or for the Acquired Companies.

“Company Net Working Capital” means (a) the total current assets of the Company and its Subsidiaries, on a consolidated basis, as of the Closing Date (as defined by and determined in accordance with GAAP) less (b) total current liabilities of the Company and its Subsidiaries, on a consolidated basis, as of the Closing Date (as defined by and determined in accordance with GAAP). Notwithstanding the foregoing, for purposes of calculating Company Net Working Capital, (i) Company’s current liabilities (1) shall exclude all Company Debt, whether current or long-term, to the extent that it has otherwise been included as a reduction to the Aggregate Merger Consideration, (2) shall exclude the Transaction Expenses to the extent that they have otherwise been included as a reduction to the Aggregate Merger Consideration, (3) shall exclude accrued annual bonuses in an amount up to the Linda Pro Rata Bonus Accrual, (4) shall include amounts required to be accrued in accordance with GAAP, (5) shall include the direct cost required to perform with respect to any deferred revenues recognized as of the Closing Date (such direct costs to be determined using the methodology set forth in the sample calculation of Company Net Working Capital set forth in the Trial Run Spreadsheet and without otherwise giving effect to any purchase accounting adjustments to deferred revenues arising out of the consummation of the Mergers or the other transactions contemplated hereby), (6) shall include all Liabilities for vacation or paid time off accrued by Company’s employees as of the Closing Date, (7) shall include fees and expenses owed to Company Lenders, and (8) shall exclude any deferred Tax liabilities, and (ii) Company’s current assets shall exclude (1) cash, (2) accounts receivable and unbilled receivables that are outstanding for more than 90 days and that are otherwise doubtful and (3) Tax assets. Company Net Working Capital shall be calculated in a manner consistent with the sample calculation of Company Net Working Capital set forth in the Trial Run Spreadsheet.

“Company Net Working Capital Shortfall” means the amount, if any, by which the Minimum Working Capital exceeds the actual Company Net Working Capital (as finally determined in accordance with Section 1.14). If the actual Company Net Working Capital equals or exceeds the Minimum Working Capital, there shall be no Company Net Working Capital Shortfall (i.e., in such case, the Company Net Working Capital Shortfall shall be $0.00).

“Company Option Plan” means each stock option plan, program or arrangement of Company, collectively, including Company’s 2014 Stock Incentive Plan, as amended.

“Company Optionholders” means the holders of Company Options.

“Company Options” means options to purchase shares of Company Capital Stock.

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“Company-Owned IP” means all Intellectual Property and Intellectual Property Rights owned (or purported to be owned) by, or exclusively licensed to (or purported to be exclusively licensed), any of the Acquired Companies.

“Company Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of Company.

“Company Products” means any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by any of the Acquired Companies.

“Company Securityholders” means the Company Stockholders and Company Optionholders, collectively.

“Company Software” has meaning set forth in Section 2.10(o).

“Company Source Code” means the source code version of the Company Software, any portion or aspect of such software, and any or all instructions, programmer specifications, notes, explanations and other documentation, including general flow-charts, input and output layouts, field descriptions, volumes and sort sequences, data dictionaries, file layouts, calculation formulae, details of all algorithms and all software or developer’s tools required to compile and generate a machine-readable and acceptable form of the Company Software from such source code version.

“Company Stockholders” means the holders of shares of outstanding Company Capital Stock as of immediately prior to the Effective Time.

“Company Unvested Options” means any Company Options that are not Company Vested Options.

“Company Vested Optionholders” means the holders of Company Vested Options as of immediately prior to the Closing.

“Company Vested Options” means any Company Options that are vested under the terms of any Contract with Company and that are unexpired, unexercised and outstanding as of immediately prior to the Effective Time. For purposes of clarification, for any outstanding grants of Company Options that are partially vested, only the vested portion of such grants shall be considered Company Vested Options, and the unvested portions of such grants shall be considered Company Unvested Options.

“Company Warrant” means that certain warrant to purchase Company Common Stock, dated March 24, 2015 and issued to Silicon Valley Bank.

“Company’s Bylaws” means the Company’s Bylaws, as amended (including, when speaking as of a particular date, as amended through such date).

“Company’s Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware (including, when speaking as of a particular date, as amended through such date).

“Confidentiality Agreement” means that certain Strategic Discussions Non-Disclosure Agreement, dated as of July 28, 2015, entered into by Parent and Company.

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“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, covenants-not-to-sue or assert, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

“Copyleft Licenses” means any Open Source Code governed by the General Public License, Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Eclipse Public License, Common Development and Distribution License (CDDL), the Common Public License, the Creative Common licenses and any other license that requires that information necessary to reproduce or modify the work governed by the applicable license be made available to other licensees of the work.

“Delaware Law” means the General Corporation Law of the State of Delaware or the Limited Liability Company Act of the State of Delaware, as applicable.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights or dissenters’ rights shall have been perfected in accordance with Delaware Law in connection with the Mergers.

“Encumbrance” means, with respect to any asset, any Lien, involuntary security interest, or other security arrangement, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enterprise Value” means sixty-eight million U.S. dollars (US$68,000,000.00).

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is treated as a single employer with any Acquired Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agreement” means that certain Escrow Agreement to be entered into by and among the Escrow Agent, Acquiror and the Securityholders’ Agent, substantially in the form attached hereto as Exhibit G.

“Escrow Pro Rata Share” means, with respect to any Company Stockholder, the amount expressed as a percentage of the Escrow Fund, if any, payable to such Company Stockholder (before any applicable withholdings) as set forth opposite such Company Stockholder’s name on the Spreadsheet under the heading “Escrow Pro Rata Share.” For illustrative purposes, a sample calculation of each Company Stockholder’s Escrow Pro Rata Share is included opposite the name of such Company Stockholder in column AC of the Payout by Holder Tab of the Trial Run Spreadsheet.

“Excess Indemnity Pro Rata Share” means, for purposes of determining each Company Stockholder’s liability (x) in excess or otherwise outside of the Escrow Amount for any indemnification obligations of such Company Stockholder pursuant to ARTICLE 8 and (y) in excess or otherwise outside of the Agent Expense Amount for any Securityholders’ Agent expense payment obligations of such Company Stockholder pursuant to Section 1.9, the amount, expressed as a percentage, set forth opposite such Company Stockholder’s name on the Spreadsheet under the heading “Excess Indemnity Pro Rata Share” (which percentage shall be determined in proportion to such Company Stockholder’s respective net proceeds from the distribution of Aggregate Merger Consideration paid to all Company Stockholders who have delivered a Joinder Agreement as of the Closing). For illustrative purposes, a sample calculation of each Company Stockholder’s Excess Indemnity Pro Rata Share is included opposite the name of such Company Stockholder in column AS in the Payout by Holder tab of the Trial Run Spreadsheet.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (i) the Parent Stock Price by, (ii) the quotient of (a) Aggregate Merger Consideration, divided by (b) the Company Fully Diluted Common Stock. The Exchange Ratio shall be calculated in a manner consistent with the sample calculation of Exchange Ratio set forth in the Trial Run Spreadsheet.

“Exempt Claim” means any third-party claim: (i) that relates to or arises in connection with any criminal or quasi criminal Legal Proceeding; (ii) with respect to which the Acquiror reasonably believes that an adverse determination with respect to such third-party claim would be materially detrimental to or would materially injure the Business, the Acquiror’s reputation or the Acquiror’s future business prospects; (iii) seeks an injunction or equitable relief against the Acquiror or any other Indemnified Person; (iv) relates to any Intellectual Property or Intellectual Property Rights of Acquiror or any other Indemnified Person; (iv) with respect to which the Acquiror has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the indemnifying party and any Indemnified Person; or (v) which is reasonably likely to result in Indemnifiable Damages exceeding, the amount for which the Indemnified Person may seek indemnification under this Agreement.

“Expense Pro Rata Share” means, with respect to any Company Stockholder, the amount, expressed as a percentage, of the remainder of the Agent Expense Fund, if any, payable to such Company Stockholder (before any applicable withholdings) as set forth opposite such Company Stockholder’s name on the Spreadsheet under the heading “Expense Pro Rata Share.” For illustrative purposes, a sample calculation of each Company Stockholder’s Expense Pro Rata Share is included opposite the name of such Company Stockholder in column AC of the Payout by Holder Tab of the Trial Run Spreadsheet.

“FIRPTA” means the Foreign Investment in Real Property Tax Act of 1980, as amended.

“Form 8-K” means the Current Report on Form 8-K reporting the completion of the First Merger that Acquiror will be required to file with the SEC within four (4) Business Days of the Closing Date.

“Form 8-K Amendment” means the amendment to the Form 8-K that Parent will be required to file with the SEC within seventy-five (75) days of the Closing Date pursuant to Items 2.01 and 9.01 of Form 8-K in order to file certain financial statements of Company as an exhibit.

“Form S-8” means an effective registration statement on Form S-8 filed with the SEC under the Securities Act.

“Fraud” means fraud, intentional misrepresentation and intentional or willful breach.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or

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similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Indebtedness” means all Liabilities, including any applicable principal, fees, penalties (including with respect to any prepayment thereof), interest, premiums, unfunded pension liabilities, and any other costs and expenses, (a) for borrowed money whether short term or long term (and including all sums due on early termination and repayment or redemption calculated to the Closing Date) or extensions of credit (including under credit cards, bank overdrafts and advances), (b) evidenced by notes, bonds, debentures, mortgages or similar obligations (and including all sums due on early termination and repayment or redemption calculated to the Closing Date), (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capitalized lease obligations or other indebtedness arising under conditional sales contracts and other similar title retention instruments, (e) for the outstanding amount of any commitment by which such Person assures a creditor against loss (including contingent reimbursement obligation with respect to any letters of credit, bankers acceptances, fidelity bonds, surety bonds and performance bonds) (f) for all obligations of others secured by a Lien on any asset, whether or not such obligations are assumed, (g) for in respect of declared but unpaid dividends owed to stockholders, (h) for all obligations for underfunded employee pension benefit plans and any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (i) for all unpaid Pre-Closing Taxes, (j) for any contingent liability or off-balance sheet financing (but excluding operating leases), (k) in respect of distributions payable or loans or advances payable to any Affiliates, stockholders or partners, (l) for all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (k), or (m) in the nature of direct or indirect guarantees of the obligations described in the preceding clauses (a)–(l).

“Indemnifiable Damages” means, without duplication, losses, claims, assertions, Liabilities, damages (including consequential and punitive damages, fees, deficiencies, penalties, judgments, awards, amounts paid in settlement (including royalties or license fees resulting from a settlement of infringement or entered into on the advice of counsel to protect against such claim), Taxes, interest, costs and expenses (including costs and expenses to remedy current or potential Software license violations or other defects in Software), including reasonable costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals, whether or not due to a third-party claim.

“Indemnifiable Transaction Expenses” means any Transaction Expenses that have not been taken into account in the calculation of the Initial Merger Consideration. All Indemnifiable Transaction Expenses shall constitute “Indemnifiable Damages” for purposes of ARTICLE 8 without regard to the Basket (as defined in Section 8.2(a)).

“Individual Fraud” means Fraud personally committed by a Company Securityholder.

“Information Systems” means all software, and computer hardware, servers, networks, platforms, peripherals, data communication lines and other information technology equipment and related systems owned or used by any of the Acquired Companies in the conduct of the Business.

“Initial Merger Consideration” means an amount equal to the difference between (a) the Enterprise Value minus (b) the sum of (i) the Estimated Company Debt, (ii) the Estimated Transaction Expenses, (iii) the Estimated Net Working Capital Shortfall, (iv) the Estimated Cash Shortfall, (v) the Escrow Amount, and (vi) the Agent Expense Amount.

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“Initial Per Common Share Merger Consideration” means an amount equal to the quotient obtained by dividing (a) the sum of (i) the Initial Merger Consideration, plus (ii) the aggregate exercise price of all Company Vested Options, plus (iii) the aggregate exercise price of the Company Warrant, minus (iv) the aggregate Liquidation Preferences payable with respect to any shares of Company Preferred Stock for which the Liquidation Preference would be higher than the amounts received in accordance with the Company’s Certificate of Incorporation and this Agreement if such shares had converted into Company Common Stock immediately prior to the Effective Time, by (b) the Company Fully Diluted Common Stock, in each case as set forth on the Spreadsheet. The Initial Per Share Common Merger Consideration shall be comprised of a mix of cash and Parent Stock as determined pursuant to Section 1.7(k).

“Initial Per Preferred Share Merger Consideration” means with respect to a share of Company Preferred Stock, the greater of (i) Initial Per Common Share Merger Consideration payable with respect to such share, and (ii) the Liquidation Preference with respect to such share, in each case as set forth on the Spreadsheet. The Initial Per Share Preferred Share Merger Consideration shall be comprised of a mix of cash and Parent Stock as determined pursuant to Section 1.7(k).

“Intellectual Property” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing and any Intellectual Property Rights contained in or related thereto.

“Intellectual Property Rights” means and includes all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights, domain name rights, and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

“Irish Subsidiary” means RevelOps Ireland Limited, a company incorporated in Ireland with registered number 481775, having a registered office at 111 Delawood Walk, Castleknock, Dublin 15, Ireland.

“knowledge”, (i) when used in reference to Company, means, unless otherwise specified herein, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of Andrew Burton, Trevor Parsons, Matt Tuel and Viliam Holub and (ii) when used in reference to any Parent Party, means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of the principal executive officer, principal financial officer or principal accounting officer of Parent. Any such individual will, unless otherwise specified herein, be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in, or that have been in, the possession of such individual,

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including his or her personal files, (ii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such individual that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities, or (iii) such knowledge could be obtained from reasonable inquiry of the persons employed by such individual charged with administrative or operational responsibility for such matters for such individual.

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to Company and each member of the Company Group (so far as related to the Business) or to any of its assets, properties or businesses.

“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract, regardless of whether such debt, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Lien” means any lien, pledge, charge, claim, mortgage, deed of trust, title retention device, conditional sale, collateral assignment or other encumbrance in the nature of a voluntary security interest, including, without limitation: statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements; deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs; statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials, supplies or otherwise, but excluding statutory liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established.

“Linda Pro Rata Bonus Accrual” means the amount (which shall not be more than $250,000 in the aggregate) of the “Accrued Bonus” as reflected in the Company Net Working Capital Certificate, which reflects the pro rata employee bonus accrual of the Company for the period from January 1, 2015 through the Closing.

“Liquidation Preference” means, with respect to a particular share of Company Preferred Stock, the Series A Original Issue Price (as defined in the Company’s Certificate of Incorporation), plus any dividends declared but unpaid on such share.

“Material Adverse Effect” with respect to any entity means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or could reasonably likely, (i) be or become materially adverse in relation to the near-term or longer-term condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, capitalization, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements; except to the extent that any such Effect directly results from: (a) changes occurring after the date of this Agreement in economic, financial market, business or geopolitical conditions; (b) changes occurring after the date of this Agreement in general economic conditions affecting the industry in which such entity operates; (c) changes directly attributable to the public announcement of this Agreement, (d) any change in GAAP or applicable Legal Requirements

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which becomes effective after the date of this Agreement, (e) declared or undeclared acts of war or terrorism, outbreak or escalation of hostilities or any natural disaster, in each case occurring after the date of this Agreement or (f) any failure in and of itself (as distinguished from any change or effect giving rise or contributing to such failure) by Company to meet any projections or forecasts for any period; provided, however, that the provisions of clauses (a), (b), (d) and (e) shall apply only to the extent not disproportionately affecting such entity relative to other companies in the same industry sector. Changes in the trading volume or trading prices of Parent Common Stock, in and of themselves, shall not be deemed to constitute a Material Adverse Effect with respect to Acquiror.

“Minimum Cash Balance” means $750,000 of Cash, which includes an amount of Cash equal to the Linda Pro Rata Bonus Accrual to be paid to the Continuing Employees pursuant to Section 5.9(c).

“Minimum Working Capital” means negative Two Hundred Fifty Thousand Dollars (-$250,000).

“Non-Signatory Stockholder” means any Company Stockholder that does not execute and deliver a Joinder Agreement concurrently with the execution and delivery of this Agreement. The Non-Signatory Stockholders are identified on Schedule III.

“Offer Package” means an employee offer letter, invention assignment agreement on Parent’s standard form of agreements for new employees, and such other agreements and documents as Acquiror (or its hiring Affiliate) requires generally of its employees.

“Open Source Code” means any software (in source or object code form) that is subject to a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license, including but not limited to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Parent Common Stock” means the Common Stock, par value $0.01 per share, of Parent.

“Parent Stock Price” means the average of the closing sale prices of Parent Common Stock as quoted on The NASDAQ Global Market for the five (5) consecutive trading days ending with the second trading day immediately preceding the date of the signing of this Agreement.

“Payments Agreement” means that certain Acquiom Payments Administration Agreement to be entered into by and among the Payments Administrator, Acquiror and the Securityholders’ Agent, substantially in the form attached hereto as Exhibit H.

“Permitted Encumbrances” means: (a) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established on the Company Balance Sheet; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; and (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

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“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, credit card number, passport number, or customer or account number, any other piece of information that allows the identification of a natural person.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period.

“Pre-Closing Taxes” means (i) any liability for Taxes of the Acquired Companies that is attributable to a Pre-Closing Tax Period, (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, (iii) any and all Taxes of any Person (other than an Acquired Company) imposed on an Acquired Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, (iv) any Transaction Payroll Taxes, and (v) any Taxes described in Section 1.16. In the case of any Straddle Period: (A) the amount of any Tax based on or measured by income, receipts, or payroll of the Acquired Companies included in clause (i) shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the Taxable period of such partnership, other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date), and (B) the amount of other Taxes of the Company and the Acquired Companies included in clause (i) shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period through and including the Closing Date and the denominator of which is the number of days in such Taxable period.

“Pro Rata Share” means, with respect to any Company Stockholder, such Company Stockholder’s: (i) Escrow Pro Rata Share, in respect of any indemnifications claims satisfied from the Escrow Fund, or (ii) Excess Indemnity Pro Rata Share for any other indemnification claims or any other pro rata calculations contained herein.

“Process” or “Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Entity, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Restricted Share” means each share(s) of restricted Company Capital Stock (regardless of whether such restrictions are time-based or performance-based) outstanding under any Company Stock Plan or otherwise and that is, at the time of determination, subject to forfeiture or repurchase by the Company.

“Restricted Share Agreement” means any Contract governing the issuance, exercisability, vesting or other terms of Restricted Shares.

“SEC” means the Securities and Exchange Commission.

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“SEC Filings” means Parent’s Registration Statement on Form S-1 (File No. 333-204874), which was declared effective by the SEC on July 16, 2015, and all other reports filed by Parent pursuant to the Exchange Act and the Securities Act since the effectiveness of such Registration Statement and prior to the date hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Sensitive Company Data” means confidential and proprietary information of the Company and each customer, channel partner, and other Person in Company’s possession or control, including Personal Data and any customer information collected in connection with the Company Products including log files.

“Shares” means the shares of Parent Common Stock issuable by Parent pursuant to this Agreement.

“Standard Inbound IP Agreements” means (i) non-disclosure agreements granting to Company or any Acquired Company a limited right to use a third party’s confidential information entered into by any Acquired Company in the ordinary course of its business, consistent with past practice (each a “Standard NDA”), and (ii) “shrink wrap” and similar generally available commercial end user licenses to software that is not redistributed with or used in the development or provision of the Company Products that have an individual acquisition cost of $10,000 or less.

“Standard Outbound IP Agreements” means (i) Standard NDAs and (ii) non-exclusive object code licenses of Company Products granted by the Acquired Companies in the ordinary course of its business on their standard unmodified form of customer agreement, copies of which forms have been provided to Acquiror.

“Stockholder Related Agreements” means each of (a) the Investor Rights Agreement by and between Company and the investors listed therein, dated as of November 18, 2013; (b) the Right of First Refusal and Co-Sale Agreement by and between Company and the investors and founders listed therein, dated November 18, 2013, and (c) the Voting Agreement by and between Company and the investors and key holders listed therein, dated November 18, 2013.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means any corporation, partnership, limited liability company or other Person of which an entity, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), escheat or unclaimed property, windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Tax Authority, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated,

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combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Authority” means any Governmental Entity responsible for the imposition or administration of any Taxes.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

“TDT Share Repurchase” means repurchase by the Company at or prior to the Closing of 2,230,115 shares of Company Common Stock for an aggregate of $223.01 in cash pursuant to the terms of the Letter Agreement, dated as on or about the Closing Date, by and between Company and Two Double Top Limited.

“Transaction Expenses” means, without duplication, (a) all third party unpaid fees, costs, expenses, payments, and expenditures incurred by Company (including Transaction Expenses reasonably anticipated to be incurred in the future) in connection with the Mergers and this Agreement and the transactions contemplated hereby whether or not billed or accrued (including any fees, costs expenses, payments, and expenditures of legal counsel and accountants, financial advisors, investment bankers and brokers of Company), (b) the Tail Insurance Coverage, (c) any Company Change in Control Payments, in each case of clauses “(a)” through “(c)” to the extent not paid prior to the Closing.

“Transaction Payroll Taxes” means the employer portion of any payroll or employment Taxes incurred or accrued with respect to any Company Change in Control Payments, or any option exercises, option cash-outs, or other compensatory payments made in connection with the transactions contemplated by this Agreement on or about or prior to the Closing Date, but excluding any Taxes due in respect of Assumed Option exercises that occur following the Closing and any compensatory payments offered by Acquiror that are not Company Change in Control Payments.

“Transfer Pricing Matters” means any remuneration, payments or intercompany transfers reported for Tax purposes with respect to any transactions actually or constructively entered into between or among the Company, the Irish Subsidiary, Logentries, Inc., any direct or indirect Subsidiary of the foregoing, and/or any predecessor of the foregoing. For the avoidance of doubt, Transfer Pricing Matters shall include the remuneration reported (i) for services provided by the Company or Logentries, Inc. to the Irish Subsidiary, (ii) for services provided by the Irish Subsidiary to the Company or Logentries, Inc., and (iii) for the transfer of tangible and intangible assets between the Company and Logentries Inc.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Exhibit A shall have the meanings assigned to such terms in this Agreement.

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THE FOLLOWING EXHIBITS AND SCHEDULES TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION HAVE BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K.

EXHIBITS

Exhibit B-1	—	Form of Investment Representation Letter
Exhibit B-2	—	Form of Market Stand-Off Agreement
Exhibit B-3	—	Form of IRA Joinder
Exhibit C	—	Form of Joinder Agreement
Exhibit D-1	—	Certificate of Merger
Exhibit D-2	—	Second Certificate of Merger
Exhibit E-1	—	Form of Letter of Transmittal
Exhibit E-2	—	Form of Option Assumption Agreement
Exhibit F	—	Trial Run Spreadsheet
Exhibit G	—	Form of Escrow Agreement
Exhibit H	—	Form of Payments Agreement
Exhibit I	—	Form of FIRPTA Notice and Notification Letter
Exhibit J	—	Form of Non-Solicitation and Non-Competition Agreement
Exhibit K	—	Form of UCD Report

SCHEDULES

Schedule I	Accredited Investors
Schedule II	Identified Employees
Schedule III	Non-Signatory Stockholders
Schedule 1.4(a)(iii)	IRA Joinder Recipients
Schedule 1.4(b)(iv)	Company Lenders
Schedule 1.4(b)(v)	Release of Liens
Schedule 1.4(b)(ix)	Non-Solicitation Agreement Recipients
Schedule 1.4(b)(x)	Non-Solicitation and Non-Competition Agreement Recipients
Schedule 1.4(b)(xi)	Engineering Employees
Schedule 1.4(b)(xix)	Confirmatory Assignment Agreements
Schedule 1.4(b)(xxii)(a)	Contracts Requiring Consent
Schedule 1.4(b)(xxii)(b)	Contracts Requiring Termination
Schedule 1.4(b)(xxii)(c)	Contracts Requiring Amendment
Schedule 1.4(b)(xxiii)	Option Acceleration Amendments
Schedule 1.4(b)(xxiv)	Restricted Shares
Schedule 8.1	Special Indemnities

COMPANY DISCLOSURE LETTER

Schedule 2.1	Organization; Standing and Subsidiaries
Schedule 2.2	Capital Structure
Schedule 2.3	Authority; Noncontravention
Schedule 2.4	Financial Statements
Schedule 2.5	Absence of Certain Changes
Schedule 2.6	Litigation
Schedule 2.9	Title to, Condition and Sufficiency of Assets
Schedule 2.10	Intellectual Property
Schedule 2.12	Taxes
Schedule 2.13	Employee Benefit Plans
Schedule 2.14	Interested Party Transactions
Schedule 2.15	Insurance
Schedule 2.17	Material Contracts

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Schedule 2.19	Customers and Suppliers
Schedule 2.21	Transaction Fees
Schedule 5.9(b)	Employees and Contracts

Rapid7, Inc. will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request, provided however that Rapid7, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended for any schedule so furnished.

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